UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
[(Amendment No.    )]

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
BellRing Brands, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

December 14, 2023

Dear Fellow Stockholders:

You are cordially invited to attend our annual meeting of stockholders on Wednesday, January 31, 2024. We will hold the meeting at 9:00 a.m., Central Time. The meeting will be entirely virtual, conducted via a live audio-only webcast.

In connection with the annual meeting, we have prepared a notice of the meeting, a proxy statement, a proxy card and our annual report to stockholders for the fiscal year ended September 30, 2023, which contain detailed information about us and our operating and financial performance. On or about December 14, 2023, we began mailing to our stockholders these materials or a Notice Regarding the Availability of Proxy Materials containing instructions on how to access these materials online.

Whether or not you plan to attend the meeting, we encourage you to vote your shares. You may vote by telephone or on the Internet, or if you received or requested to receive printed proxy materials, complete, sign and return the enclosed proxy card in the postage-paid envelope enclosed with the proxy materials. We would greatly appreciate your prompt execution of your proxy.

Sincerely,

Darcy H. Davenport
President and Chief Executive Officer

BellRing Brands, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

December 14, 2023

Notice of Annual Meeting of Stockholders

Dear Stockholders:

The 2024 annual meeting of stockholders of BellRing Brands, Inc. will be held at 9:00 a.m., Central Time, on Wednesday, January 31, 2024. The meeting will be held exclusively online, via a live audio-only webcast. If you plan to attend the virtual meeting, please see the information below as well as the attendance and registration instructions in the proxy statement. There will be no physical location for this meeting.

Meeting Information:	Date:	Wednesday, January 31, 2024
	Time:	9:00 a.m. Central Time
	Website:	www.meetnow.global/M5N5XCG

At the annual meeting, stockholders will consider the following matters:

1.	the election of three nominees to the Company’s Board of Directors;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024;

3.

to consider and vote, on an advisory basis, for the adoption of a resolution approving the compensation of our named executive officers, as such compensation is described under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement; and

4.	any other business properly introduced at the annual meeting.

The close of business on December 5, 2023 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. This notice of the meeting and the proxy statement and proxy card are first being sent or made available to stockholders on or about December 14, 2023.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish these proxy materials and our annual report to stockholders on the Internet. This means that most stockholders will not receive paper copies of our proxy materials and annual report to stockholders. We will instead send stockholders a Notice Regarding the Availability of Proxy Materials with instructions for accessing the proxy materials and annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our annual meeting.

Your vote is important. Please note that if you hold your shares through a broker, your broker cannot vote your shares on any matter, except ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

By order of the Board of Directors,

Craig L. Rosenthal
Chief Legal Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JANUARY 31, 2024

This notice, the proxy statement attached to this notice and our annual report to stockholders for the fiscal year ended September 30, 2023 are available at www.envisionreports.com/BRBR and on our website at www.bellring.com.

PROXY STATEMENT

i

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary is not a complete description, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING

Time and Date:	9:00 a.m. Central Time, on Wednesday, January 31, 2024
Website:	www.meetnow.global/M5N5XCG
Record Date:	December 5, 2023
Voting:	Stockholders on the record date are entitled to one vote per share on each matter to be voted upon at the annual meeting.

VOTING ITEM

Item		Board Recommendation	Page Reference

1	Election of Three Directors	For all nominees	18

2	Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending September 30, 2023	For	22

3	To consider and vote, on an advisory basis, for the adoption of a resolution approving the compensation of our named executive officers, as such compensation is described under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement	For	69

Board of Directors

The following table provides summary information about each director nominee as of November 10, 2023. At our annual meeting, stockholders will be asked to elect the three director nominees in Class II listed in the table below. The Board unanimously recommends a vote FOR each nominee.

Class II - Directors whose terms expire at the 2024 annual meeting of stockholders and who are nominees for terms expiring at the 2027 annual meeting

Name	Director Since	Occupation and Experience	Board Committees (1)
			Independent	AC	CGCC	EC

Shawn W. Conway	2023	CEO, Ste. Michelle Wine Estates	Yes	✓

Thomas P. Erickson	2019	Retired Executive	Yes	✓	✓

Jennifer Kuperman Johnson	2019	SVP, Corporate Affairs, Chime Financial, Inc.	Yes		✓

(1)	AC – Audit Committee; CGCC – Corporate Governance and Compensation Committee; EC – Executive Committee

Independent Registered Public Accounting Firm

As a matter of good governance, we are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024. The Board unanimously recommends a vote FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Advisory Vote on Executive Compensation

As required by Section 14A of the Exchange Act, which was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking our stockholders to vote to approve or not approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices with respect to our named executive officers. The Board unanimously recommends a vote FOR the approval of the executive compensation of our named executive officers.

PROXY AND VOTING INFORMATION

Why am I receiving these materials?

The Board of Directors (the “Board of Directors” or the “Board”) of BellRing Brands, Inc. (“BellRing,” the “Company” or “we”) is soliciting proxies for the 2024 annual meeting of stockholders. This proxy statement, the form of proxy and the Company’s 2023 annual report to stockholders will be available at www.envisionreports.com/BRBR beginning on December 14, 2023. On or about December 14, 2023, a Notice Regarding the Availability of Proxy Materials (the “Notice”) will be mailed to stockholders of record at the close of business on December 5, 2023, the record date for the 2024 annual meeting of stockholders. On the record date, there were 131,168,834 shares of our common stock outstanding.

How can I receive printed proxy materials?

We have elected to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow us to furnish proxy materials to you online. We believe electronic delivery will expedite stockholders’ receipt of materials, while lowering costs and reducing the environmental impact of our annual meeting by reducing printing and mailing of full sets of materials. On or about December 14, 2023, we mailed to many of our stockholders a Notice containing instructions on how to access our proxy statement and annual report to stockholders online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. However, the Notice contains instructions on how to receive a paper copy of the materials.

How can I attend the meeting?

The Board of Directors has decided that the annual meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively online via a live audio-only webcast. There will be no physical location for the annual meeting. You are entitled to participate in the annual meeting only if you were a stockholder as of the close of business on the record date, or if you hold a valid proxy for the annual meeting. The virtual annual meeting has been designed to provide substantially the same rights to participate as you would have at an in-person meeting.

If you are a stockholder, you can attend the annual meeting online, vote and submit your questions prior to and during the meeting by visiting www.envisionreports.com/BRBR. Please follow the login and registration instructions outlined below. You will need a 15-digit control number to participate in the annual meeting.

Anyone may enter the annual meeting as a guest in listen-only mode at www.envisionreports.com/BRBR, but only stockholders of record and beneficial owners of shares who have registered for the meeting may participate in the annual meeting.

The online meeting will begin promptly at 9:00 a.m., Central Time on Wednesday, January 31, 2024. We encourage you to access the meeting prior to the start time to provide ample time for logging in. Rules of conduct for the annual meeting will be posted on the annual meeting website at www.envisionreports.com/BRBR.

I am a stockholder of record. How do I register for the annual meeting?

If you are a stockholder of record (i.e., you hold your shares through the Company’s transfer agent, Computershare), then you do not need to register to attend the annual meeting virtually. To attend the meeting, please visit the annual meeting website at www.envisionreports.com/BRBR to log in on the day of the meeting. To access the meeting, you will need to enter the 15- digit control number printed in the shaded bar on your proxy card or Notice.

I am a beneficial owner of shares. How do I register for the annual meeting?

If your shares are held in “street name” (i.e., you hold your shares through an intermediary, such as in a stock brokerage account or by a bank or other nominee), then you must register in advance in order to attend the annual meeting virtually. To register, you must submit a legal proxy that reflects your proof of proxy power. The legal proxy must reflect your BellRing Brands, Inc. share holdings, along with your name. Please forward a copy of the legal proxy, along with your email address, to Computershare. Requests for registration should be directed to Computershare either by email to legalproxy@computershare.com (forwarding the email from your broker or attaching an image of your legal proxy) or by mail to Computershare, BellRing Brands Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Requests for registration must be labeled as “Legal Proxy” and be received by Computershare no later than Tuesday, January 30, 2024. You will receive a confirmation of your registration by email (or by mail, if no email address is provided) after Computershare receives your registration materials. To attend the meeting, please visit the annual meeting website at www.envisionreports.com/BRBR to log in on the day of the meeting. To access the meeting, you will need to enter the 15-digit control number provided in the confirmation sent by Computershare.

What if I have trouble accessing the annual meeting virtually?

If you have difficulties logging into the annual meeting virtually, you can utilize the technical resources available on the log-in webpage for the virtual annual meeting at www.envisionreports.com/BRBR or contact 888-724-2416 (locally) or +1 781-575-2748 (internationally) for technical assistance.

If there are any technical issues in convening or hosting the annual meeting, we will promptly post information to our newsroom website, www.bellring.com/news, under the Corporate and Financial Releases heading, including information on when the meeting will be reconvened.

What am I being asked to vote on at the meeting?

We are asking our stockholders to consider the following items:

1.	the election of the three nominees to our Board of Directors named in this proxy statement;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2024;

3.

to consider and vote, on an advisory basis, for the adoption of a resolution approving the compensation of our named executive officers, as such compensation is described under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement; and

4.	any other business properly introduced at the annual meeting.

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include:

•	shares registered directly in your name with our transfer agent, for which you are considered the “stockholder of record”;

•	shares held for you as the beneficial owner through a broker, bank or other nominee in “street name”; and

•	shares credited to your account in the BellRing Brands, Inc. 401(k) Plan.

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the “stockholder of record” with respect to those shares. We have sent a Notice or proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in “street name.” Your broker, bank or other nominee who is considered the stockholder of record with respect to those shares has forwarded a Notice or proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following its instructions for voting by telephone or the Internet.

How can I vote my shares?

You can vote by proxy or online at the virtual annual meeting. If you intend to vote at the virtual annual meeting, please refer to “Why is the Company holding a virtual annual meeting? How can I attend?” on page 3, “I am a stockholder of record. How do I register for the annual meeting?” on page 3 and “I am a beneficial owner of shares. How do I register for the annual meeting?” on page 4.

How do I vote by proxy?

Pursuant to rules adopted by the SEC, we are providing you access to our proxy materials over the Internet. Accordingly, we are sending a Notice to our stockholders of record. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, including a printed proxy card, unless you request to receive these materials. The Notice will instruct you as to how you may access and review the proxy materials on the Internet on the website referred to in the Notice. The Notice also instructs you as to how you may vote on the Internet.

If you are a stockholder of record, you may vote by telephone, Internet or mail. Our telephone and Internet voting procedures are designed to authenticate stockholders by using individual control numbers that can be found on the Notice or proxy card mailed to you.

Registered Shares:

•

Voting by telephone: You can vote by calling 800-652-VOTE (800-652-8683) within the United States, United States Territories and Canada and following the instructions provided. Telephone voting is available 24 hours a day, 7 days a week.

•	Voting by Internet: You can vote via the Internet by accessing www.envisionreports.com/BRBR and following the instructions provided. Internet voting is available 24 hours a day, 7 days a week.

•

Voting by mail: If you choose to vote by mail (if you request printed copies of the proxy materials by mail), simply mark your proxy card, date and sign it and return it in the postage-paid envelope provided.

Street Name Shares: If you hold shares through a broker, bank or other nominee, you will receive materials from that person explaining how to vote.

If you submit your proxy using any of these methods, Paul A. Rode or Craig L. Rosenthal, who have been appointed by our Board of Directors as the proxies for our stockholders for this meeting, with full power of substitution, will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees to our Board of Directors and for or against any other proposals properly introduced at the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendations of our Board of Directors, or if you vote by mail, sign your proxy card and do not indicate specific choices, your shares will be voted “FOR” the election of the three nominees to our Board of Directors; “FOR” ratification of the appointment of our independent registered public accounting firm; and “FOR” the advisory approval of executive compensation.

If any other matter is presented at the meeting, your proxy will authorize Paul A. Rode or Craig L. Rosenthal to vote your shares in accordance with their best judgment. At the time this proxy statement was printed, we knew of no matters to be considered at the annual meeting other than those referenced in this proxy statement.

If you wish to give a proxy to someone other than Paul A. Rode or Craig L. Rosenthal, you may strike out their names on the proxy card and write in the name of any other person, sign the proxy and deliver it to the person whose name has been substituted.

How can I authorize someone else to attend the annual meeting or vote for me?

Stockholders of Record: Stockholders of record can authorize someone other than the individual(s) named on the proxy card or Notice to attend the virtual meeting or vote on their behalf by crossing out the individual(s) named on the proxy card or Notice and inserting the name, address and email address of the authorized person. Request registration of an authorized representative for the annual meeting by forwarding an image of your updated proxy card or Notice to Computershare either by email to legalproxy@computershare.com or by mail to Computershare, BellRing Brands Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Beneficial Owners of Shares: Beneficial owners of shares can authorize someone other than the individual(s) named on the legal proxy obtained from their brokers or banks to attend the virtual meeting or vote on their behalf by providing a written authorization to the authorized individual along with a legal proxy. Contact information for the authorized individual, including name, address and email address, is required for registration of the authorized representative. Requests for registration of an authorized representative for the annual meeting, along with the contact information specified above and an image of your legal proxy, should be directed to Computershare either by email to legalproxy@computershare.com or by mail to Computershare, BellRing Brands Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Requests for registration of an authorized representative must be labeled as “Legal Proxy” and be received by Computershare no later than Tuesday, January 30, 2024.

How can I change or revoke my proxy?

Stockholders of Record: You may change or revoke your proxy by voting again on the Internet or by telephone after submitting your original vote, by submitting a written notice of revocation to BellRing Brands, Inc., c/o Corporate Secretary, 2503 S. Hanley Road, St. Louis, Missouri 63144 before the annual meeting, by requesting and returning a proxy card by mail with a later date, or by attending the annual meeting and voting in person. For all methods of voting, the last vote cast will supersede all previous votes.

Beneficial Owners of Shares: You may change or revoke your voting instructions by following the specific directions provided to you by your broker, bank or other nominee.

How do I vote in person?

You will not be able to vote in person at the annual meeting as the annual meeting will be exclusively virtual this year. However, you will be able to vote online at the virtual annual meeting. See “How can I vote my shares?” on page 4.

If I hold shares in street name, how can I vote my shares?

You can submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this by telephone, over the Internet or by mail. Please refer to the materials you receive from your broker, bank or other nominee.

How do I vote my shares in the BellRing Brands, Inc. 401(k) Plan?

If you are both a stockholder and a participant in the BellRing Brands, Inc. 401(k) Plan, you will receive a single Notice or proxy card that covers shares of our common stock credited to your plan account as well as shares of record registered in exactly the same name. If your plan account is not carried in exactly the same name as your shares of record, you will receive separate Notices or proxy cards for individual and plan holdings. If you own shares through the plan and you do not return your proxy by 11:59 p.m., Eastern Time, on January 26, 2024, the trustee will vote your shares in the same proportion as the shares that are voted by the other participants in the plan. The trustee also will vote unallocated shares of our common stock held in the plan in direct proportion to the voting of allocated shares in the plan for which voting instructions have been received unless doing so would be inconsistent with the trustee’s duties.

Is my vote confidential?

Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a stockholder includes written comments on a proxy or other voting materials.

What “quorum” is required for the annual meeting?

In order to have a valid stockholder vote, a quorum must exist at the annual meeting. For us, a quorum exists when holders of shares representing a majority of the total voting power of capital stock entitled to vote at the meeting are present or represented at the meeting, provided that in no event shall a quorum consist of less than a majority of the total voting power of outstanding shares entitled to vote.

What vote is required?

The election of each director nominee, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2024 and the advisory approval of the executive compensation of our named executive officers, must each be approved by a majority the total voting power of the shares represented at the annual meeting in person or by proxy and entitled to vote on the matter.

Although the approval of the Company’s executive compensation is advisory and not binding on the Company, the Board of Directors and the Corporate Governance and Compensation Committee, which is responsible for administering the Company’s executive compensation programs, are interested in the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

How are the voting results determined?

A vote of “withhold” for a nominee will not be voted for that nominee. A vote of “abstain” on a matter will be considered to be represented at the annual meeting, but not voted for these purposes. If a broker indicates on its proxy that it does not have authority to vote certain shares held in street name, the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in street name on particular proposals under the rules of the New York Stock

Exchange (the “NYSE”), and the beneficial owner of those shares has not instructed the broker to vote on those proposals. If you are a beneficial owner and you do not submit voting instructions to your broker, bank or other nominee, your broker, bank or other nominee is permitted to vote your shares only with regard to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all, matters, will be considered to be represented at the annual meeting for purposes of determining a quorum and voted only as to those matters marked on the proxy card.

Is any other business expected at the meeting?

The Board of Directors does not intend to present any business at the annual meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the annual meeting, including any stockholder proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), your proxies will act on such matter in their discretion.

How can I ask questions pertinent to annual meeting matters?

Stockholders may submit questions either before the annual meeting (from Wednesday, January 10, 2024 until Wednesday, January 24, 2024) or during the annual meeting. If you wish to submit a question either before or during the annual meeting, please log into www.meetnow.global/M5N5XCG, enter your 15-digit control number and follow the instructions to submit a question. Questions pertinent to meeting matters will be answered during the meeting after voting is completed, subject to time constraints. Questions or comments that relate to proposals that are not properly before the annual meeting, relate to matters that are not proper subject for action by stockholders, are irrelevant to the Company’s business, relate to material non-public information of the Company, relate to personal concerns or grievances, are derogatory to individuals or that are otherwise in bad taste, are in substance repetitious of a question or comment made by another stockholder, or are not otherwise suitable for the conduct of the annual meeting as determined in the sole discretion of the Company, will not be answered. In addition, questions may be grouped by topic by our management with a representative question read aloud and answered.

What happens if the annual meeting is adjourned or postponed?

If the annual meeting is adjourned or postponed, your proxy will still be valid and may be voted at the adjourned or postponed meeting.

Where can I find the voting results?

We intend to announce preliminary voting results at the annual meeting. We will publish the final results in a Current Report on Form 8-K, which we expect to file with the SEC on or before February 6, 2024. You also can go to our website at www.bellring.com to access the Form 8-K. Information on our website does not constitute part of this proxy statement.

CORPORATE GOVERNANCE

Overview

We are dedicated to creating long-term stockholder value. It is our policy to conduct our business with integrity and a commitment to providing value to our customers and consumers. All of our corporate governance materials, including our corporate governance guidelines, our code of conduct for directors, officers and employees, our Audit Committee charter and our Corporate Governance and Compensation Committee charter, are published under the Corporate Governance section within the Investor Relations portion of our website at www.bellring.com. Information on our website does not constitute part of (and shall not be deemed incorporated by reference in) this proxy statement or any other document we file with the SEC. Our Board of Directors regularly reviews these materials, Delaware law, the rules and listing standards of the NYSE and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modifies our corporate governance materials as warranted.

Director Independence and Role of the Independent Lead Director

Our Board of Directors follows the categorical independence standards based on the NYSE listing standards and the SEC rules and regulations as described in our corporate governance guidelines. Our Board has determined, in its judgment, that all of our non-employee directors, except for Mr. Vitale, our Executive Chairman of the Board, are independent directors as defined in the NYSE listing standards and the SEC rules and regulations.

The independent members of the Board of Directors meet regularly in executive sessions without the presence of management. These sessions are normally held in conjunction with regular Board and committee meetings. The chairman of the Corporate Governance and Compensation Committee acts as the presiding director during an executive session of the Board, and the chairman of the committee then in session acts as the chairman during an executive session of that committee.

Our corporate governance guidelines provide that if the Chairman of the Board is not an independent director, then the chairman of our Corporate Governance and Compensation Committee will serve as our independent Lead Director. Our Lead Director has a number of important responsibilities that are described in our corporate governance guidelines, including (i) working with the Chief Executive Officer to develop Board and committee agendas, (ii) coordinating and chairing executive sessions of the Board’s independent directors and (iii) working with the Corporate Governance and Compensation Committee to identify for appointment the members of the various Board committees. Mr. Stein currently serves as our Lead Director and plays an active role in the Company. He serves as an independent liaison between the Executive Chairman of the Board, the Chief Executive Officer, the other members of our Board and management of our Company. Mr. Stein has extensive knowledge of BellRing’s strategic objectives, the industry in which BellRing operates and the areas of strategic importance to BellRing. Our Chief Executive Officer confers regularly with Mr. Stein on a variety of topics, including updates on the Company’s business and other strategic matters. Mr. Stein also consults regularly with the Company’s independent compensation consultant, Aon, and works closely with Aon to develop proposals for the design of our executive compensation programs, which are then reviewed by our Corporate Governance and Compensation Committee.

Code of Conduct

Our code of conduct sets forth our expectations for the conduct of business by our directors, officers and employees. We intend to post amendments to or waivers from (to the extent applicable to one of our directors or our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) this document on our website or in a report on Form 8-K.

Conflicts of Interest

Pursuant to our code of conduct, each director and officer has an obligation not to engage in any transaction that could be deemed a conflict of interest.

The Corporate Governance and Compensation Committee (the “Committee”) is responsible for approving and ratifying transactions in which one or more directors may have an interest. The Committee reviews the material facts of all interested party transactions that require the Committee’s approval and either approves or disapproves of the entry into the interested party transaction. In the event management, in the normal course of reviewing our records, determines an interested party transaction exists which was not approved by the Committee, management will present the transaction to the Committee for consideration.

No director may participate in the approval of an interested party transaction for which he or she is a related party. If an interested party transaction will be ongoing, the Committee may establish guidelines for our management to follow in its ongoing dealings with the related party.

Policy on Hedging and Pledging Company Stock

We have a policy that prohibits directors and executive officers from engaging in derivative or hedging transactions in the Company’s securities and prohibits pledging of securities by directors and executive officers. Specifically, the policy prohibits directors and executive officers from (i) transactions in put and call options or other hedging transactions (including, but not limited to, prepaid variable forward contracts, equity swaps, collars or exchange funds) and (ii) pledging, hypothecating or otherwise encumbering the Company’s common stock or other equity securities as collateral for indebtedness, including holding such securities in a margin account.

Structure of the Board of Directors

The Board of Directors is currently comprised of seven members. Our Certificate of Incorporation and Bylaws provide for a Board of Directors that is divided into three classes as equal in size as possible. The classes have three-year terms, and the term of one class expires each year in rotation at that year’s annual meeting of stockholders. The size of the Board of Directors can be changed by a vote of its members, and in the event of any increase or decrease in the number of directors, the directors in each class shall be adjusted as necessary so that all classes shall be as equal in number as reasonably possible. However, no reduction in the number of directors shall affect the term of office of any incumbent director. Vacancies on the Board of Directors may be filled by a majority vote of the remaining directors, and the Board of Directors determines the class to which any director shall be assigned. A director elected to fill a vacancy, or a new directorship created by an increase in the size of the Board of Directors, serves until the next meeting of stockholders at which directors in his or her assigned class are elected, at which time he or she may stand for election if nominated by the full Board.

Board Meetings and Committees

The Board of Directors has the following three committees: Audit; Corporate Governance and Compensation; and Executive. The table below contains information concerning the membership of each of the committees and the number of times the Board of Directors and each committee met during fiscal year 2023. During fiscal year 2023, each director attended at least 75% of the total number of meetings of the Board of Directors and the committee(s) on which he or she served. Because our annual meeting of stockholders is purely routine in nature, our corporate governance guidelines do not require our directors to attend the annual meeting of stockholders and, accordingly, two directors attended the 2023 annual meeting of stockholders. As of December 14, 2023, the Board of Directors and committee members were as follows:

Director	Board	Audit	Corporate Governance and Compensation	Executive

Robert V. Vitale	✓			✓

Darcy Horn Davenport	●

Elliot H. Stein, Jr.	●	●	✓	●

Shawn W. Conway	●	●

Thomas P. Erickson	●	✓	●

Jennifer Kuperman Johnson	●		●

Chonda J. Nwamu	●	●

Meetings held in fiscal year 2023	5	4	4	0

✓ — Chair                 ● — Member

Audit Committee

The Audit Committee’s primary responsibilities are to monitor and oversee (a) the quality and integrity of our financial statements and financial reporting, (b) the independence and qualifications of our independent registered public accounting firm, (c) the performance of our internal audit function and independent registered public accounting firm, (d) our systems of internal accounting, financial controls and disclosure controls and (e) compliance with legal and regulatory requirements, codes of conduct and ethics programs.

The Board of Directors has determined, in its judgment, that the Audit Committee is comprised solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee operates under a written charter, adopted by the Board of Directors, which is available under the Corporate Governance section within the Investor Relations portion of our website at www.bellring.com. The Board of Directors also has determined, in its judgment, that Mr. Erickson, the chair of our Audit Committee, as “audit committee financial expert” as defined by SEC rules and that each member of the Audit Committee is “financially literate” as defined in the NYSE listing standards. Our corporate governance guidelines and Audit Committee charter provide that no Audit Committee member may serve on more than two other public company audit committees absent a judgment that such simultaneous service would not impair the ability of that director to effectively serve on our Audit Committee. The Board of Directors has determined that none of the members of the Audit Committee currently serves on the audit committees of more than three public companies. The report of the Audit Committee can be found on page 24 of this proxy statement.

Corporate Governance and Compensation Committee

The Corporate Governance and Compensation Committee (a) determines the compensation level of our Section 16 officers, (b) reviews management’s Compensation Discussion and Analysis relating to our executive compensation programs and approves the inclusion of the same in our proxy statement and/or annual report to stockholders, (c) issues a report confirming the Committee’s review and approval of the Compensation Discussion and Analysis for inclusion in our proxy statement and/or annual report to stockholders, (d) administers and makes recommendations with respect to director compensation, incentive compensation plans and stock-based plans and (e) reviews and oversees risks arising from or in connection with our compensation policies and programs for all employees. The Corporate Governance and Compensation Committee also (i) reviews and revises, as necessary, our corporate governance guidelines, (ii) considers and evaluates transactions between the Company and any director, officer or affiliate of the Company and (iii) identifies individuals qualified to become members of our Board of Directors. The Corporate Governance and Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it deems appropriate, provided that any such subcommittees are composed entirely of independent directors.

The Board of Directors has determined, in its judgment, that the Corporate Governance and Compensation Committee is comprised solely of independent directors as defined in the NYSE listing standards. The Corporate Governance and Compensation Committee operates under a written charter, adopted by the Board of Directors, which is available under the Corporate Governance section within the Investor Relations portion of our website at www.bellring.com.

Executive Committee

The Executive Committee may exercise all Board authority in the intervals between Board meetings, to the extent such authority is in compliance with our corporate governance guidelines and does not infringe upon the duties and responsibilities of other Board committees.

Nomination Process for Election of Directors

The Corporate Governance and Compensation Committee has responsibility for assessing the need for new directors to address specific requirements or to fill a vacancy. The Committee may, from time to time, initiate a search for a new candidate, seeking input from our Executive Chairman of the Board and from other directors. The Committee may retain an executive search firm to identify potential candidates. All candidates must meet the requirements specified in our Bylaws and our corporate governance guidelines. Candidates who meet those requirements and otherwise qualify for membership on our Board of Directors are identified, and the Committee initiates contact with preferred candidates. The Committee meets to consider and approve final candidates who are then presented to the Board of Directors for consideration and approval. Our Executive Chairman or the chairman of the Corporate Governance and Compensation Committee may extend an invitation to join the Board of Directors.

The Committee relies primarily on recommendations from management and members of the Board of Directors to identify director nominee candidates. However, the Committee will consider timely written suggestions from stockholders. Such suggestions and the nominee’s consent to being nominated, together with appropriate biographical information (including principal occupation for the previous five years and business and residential addresses) and other relevant information, as outlined in our Bylaws, should be submitted in writing to our corporate secretary. Stockholders wishing to suggest a candidate for director nomination for the 2025 annual meeting of stockholders should mail their suggestions to our principal executive offices at BellRing Brands, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attn: Corporate Secretary. Suggestions must be received by the corporate secretary no earlier than October 2, 2024 and no later than November 1, 2024.

Other Board Service

Our corporate governance guidelines do not prohibit our directors from serving on boards or committees of other organizations, except that no Audit Committee member may serve on more than two other public company audit committees absent a judgment by the Board of Directors that such simultaneous service would not impair the ability of that director to effectively serve on our Audit Committee. Our corporate governance guidelines provide, however, that each of our directors is expected to ensure that other commitments do not interfere with the director’s discharge of his or her duties.

In addition to being the executive chairman of our Board of Directors, Mr. Vitale serves as a member of the Board of Directors of our former parent company, the publicly traded Post Holdings, Inc. (“Post”), as well as the board of directors of the publicly traded company Energizer Holdings, Inc. We believe that Mr. Vitale has the capacity to serve in these various roles. From 2015 until BellRing’s initial public offering in October 2019, our business comprised the active nutrition business of Post. As part of his role as President, CEO and a director of Post since 2014, Mr. Vitale has overseen the business that now comprises BellRing for its entire existence and Mr. Vitale has served as executive chairman of BellRing since its formation shortly before our October 2019 initial public offering. Since he began serving as BellRing’s executive chairman in 2019, Mr. Vitale’s service on the boards of Post and Energizer Holdings, Inc. has not impacted the discharge of his duties as executive chairman of BellRing. As such, our Board of Directors does not believe that Mr. Vitale’s other board commitments have interfered or will interfere with Mr. Vitale’s discharge of his duties as executive chairman of our Board of Directors.

Role of the Board in Risk Oversight

The Board of Directors is responsible for the oversight of risk, while management is responsible for the day-to-day management of risk. The Board of Directors, directly and through its committees, carries out its oversight role by regularly reviewing and discussing with management the risks inherent in the operation of our business and applicable risk mitigation efforts. Management meets regularly to discuss our business strategies, challenges, risks and opportunities and reviews those items with the Board of Directors at regularly scheduled meetings.

We do not believe that our compensation policies and practices encourage excessive and unnecessary risk-taking. The design of our compensation policies and practices encourages employees to remain focused on both short- and long-term financial and operational goals. For example, bonus plans measure performance on an annual basis but are subject to the Corporate Governance and Compensation Committee’s ultimate judgment and discretion. In addition, equity awards typically vest over a number of years, which we believe encourages employees to focus on sustained stock price appreciation over an extended period of time instead of on short-term financial results.

Board Leadership Structure

Our current Board leadership structure consists of:

•	separate Chairman of the Board and Chief Executive Officer roles;

•	an independent Lead Director;

•	all non-management directors except for the Executive Chairman of the Board and Chief Executive Officer;

•	independent Audit and Corporate Governance and Compensation Committees; and

•	governance practices that promote independent leadership and oversight.

Separate Chairman and Chief Executive Officer

We do not have a formal policy with respect to separation of the offices of Chairman of the Board and Chief Executive Officer, and the Board of Directors believes that it should maintain flexibility to select our chairperson and Board leadership structure from time to time. Robert V. Vitale serves as Executive Chairman of the Board and Darcy Horn Davenport serves as our Chief Executive Officer. Ms. Davenport is also a member of the Board. The Board believes that this leadership structure, which separates the Executive Chairman and Chief Executive Officer roles, is optimal at this time because it allows Ms. Davenport to focus on operating and managing our Company, while Mr. Vitale can focus on leading our Board. In addition, an independent director serves as Lead Director. As described below, we believe our governance practices ensure that skilled and experienced independent directors provide independent guidance and leadership.

When determining the leadership structure that will allow the Board of Directors to effectively carry out its responsibilities and best represent our stockholders’ interests, the Board will consider various factors, including our specific business needs, our operating and financial performance, industry conditions, the economic and regulatory environment, Board and committee annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices.

Independent Lead Director and Independent Directors

Pursuant to our corporate governance guidelines, the chairman of the Corporate Governance and Compensation Committee, currently Mr. Stein, acts in the role of our independent Lead Director. The Lead Director’s duties are described above under “Director Independence and Role of the Independent Lead Director.”

In addition to the Lead Director, five of our seven Board members are independent. The Audit Committee and Corporate Governance and Compensation Committee are composed solely of independent directors. Consequently, independent directors directly oversee critical matters and appropriately monitor the Chief Executive Officer. Our independent directors have the opportunity to meet in executive session at the conclusion of each of our Board of Directors meetings.

Director Evaluations

On an annual basis, the Corporate Governance and Compensation Committee is expected to conduct an evaluation of the Board of Directors and the functioning of the committees of the Board. In addition to this evaluation, and as a part of this process, the Board and each committee conducts a self-assessment. The Corporate Governance and Compensation Committee reviews the results of these self-assessments, shares the same with the Board and each committee, as appropriate, and makes any advisable recommendations based on this feedback.

Policy on Director Diversity

Although the Corporate Governance and Compensation Committee does not have a written policy regarding diversity in identifying new director candidates, the Committee takes diversity into account in its search for the best available candidates to serve on the Board of Directors. The Committee believes that maintaining a diverse membership with varying backgrounds, skills, expertise and other differentiating personal characteristics promotes inclusiveness, enhances the Board of Directors’ deliberations and enables the Board of Directors to better represent all of our constituents, including our diverse consumer base and workforce. Accordingly, the Committee seeks out highly qualified candidates with diverse backgrounds, skills and experience. The Committee looks to establish diversity on the Board of Directors through a number of demographics, experience (including operational experience), skills and viewpoints, all with a view to identify candidates who can assist the Board with its decision making. The Committee also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. Three of our seven directors are women, Ms. Davenport, also our Chief Executive Officer, Ms. Kuperman Johnson and Ms. Nwamu, and Ms. Nwamu is African American.

Communication with the Board

Stockholders and other parties interested in communicating directly with our Board of Directors, an individual director or with the non-management directors as a group may do so by writing to the individual director or group, c/o BellRing Brands, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attn: Corporate Secretary or via email to investor.relations@bellringbrands.com. The Board of Directors has directed our corporate secretary to forward stockholder communications to our Executive Chairman and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use his discretion to refrain from forwarding the following: sales literature; defamatory material regarding us and/or our directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive or was addressed previously in some manner; and other correspondence unrelated to the Board of Directors’ corporate governance and oversight responsibilities.

Environmental Sustainability and Social Matters

We recognize the importance of Environmental, Social and Governance (“ESG “) issues for our stakeholders and are committed to incorporating ESG principles into our business strategies and organizational culture. The Audit Committee of our Board of Directors provides direction with respect to the evolving priorities of ESG topics and initiatives and receives quarterly reports and updates on relevant ESG topics and progress against our initiatives. Our Executive Sustainability Steering committee, which is comprised of senior leaders within our organization, provides guidance on goals and strategies and makes recommendations on disclosure and reporting guidelines. Our Sustainability Operations Committee, which is comprised of technical experts within key business functions, meets regularly to implement programs and track progress on key objectives.

Environmental Sustainability

In fiscal 2023, we continued the work we began in fiscal 2022, where we identified ESG focus areas, objectives, and priorities to develop a thoughtful sustainability strategy. This work was based on data obtained through a third-party supported materiality assessment, Scope 1 & 2 greenhouse gas (GHG) emissions inventories and a Scope 3 GHG emissions screen. Based on the results of these processes, we set several ambitious sustainability goals: (i) transition to 100% renewable electricity in our direct operations (Scope 1 and 2) by 2025, (ii) achieve Net Zero emissions across our direct operations (Scope 1 and 2) by 2030, (iii) ensure all cardboard and paper packaging for our products is made from sustainable forestry certified materials or recycled content by 2025, (iv) source 30% of our plastic packaging from renewable or recycled materials by 2027 and (v) for 100% of our product packaging to be recyclable, reusable or compostable by 2030.

We moved closer to our Net Zero emissions goal in fiscal 2023 by increasing the percentage of renewable electricity used throughout our direct operations. We also made progress against our packaging goals in fiscal 2023 as we began transitioning towards a Premier Protein shake carton containing a higher percentage of plant-based plastics. This plant-based plastic is sourced from sustainable sugarcane, which reduces the amount of greenhouse gas emissions from our shake cartons versus petroleum-based plastic.

Recognizing the significance of our supply chain across many of our ESG priorities, we embarked on an effort in fiscal 2023 to improve transparency on relevant ESG issues by developing and distributing an ESG supplier survey. We also incorporated ESG terms into new and amended co-manufacturer contracts we entered into in fiscal 2023 to ensure we’re bringing our suppliers along with us as we work to integrate ESG principals into our business.

We remain committed to improved transparency around our programs and practices that impact ESG. In January 2024, we will publish our annual Impact Report, which will be SASB and GRI aligned for the first time. Our Impact Report will be available on our website at www.bellring.com/impact. Information on our website, including our Impact Report, does not constitute part of (and shall not be deemed incorporated by reference into) this proxy statement or any other document we file with the SEC.

Empowering Our People

We are a people-first culture. Our people are critical to our success and we prioritize providing a safe, rewarding and respectful workplace where our people are provided with opportunities to pursue career paths based on capabilities, performance and mindset. We adhere to our Code of Conduct, which sets forth a commitment to our stakeholders, including our employees, to operate with integrity and mutual respect. For the fifth year running, Premier Nutrition Company, LLC, our primary operating subsidiary (“Premier Nutrition”) has been named in the top 15 best small and medium workplaces in our category in the U.S. by Fortune Magazine and Great Places to Work® Institute. And in fiscal 2023, Premier Nutrition had its highest placement on the list at 2nd with 93% of our employees saying Premier Nutrition is a Great Place to Work.

Diversity, Equity, Inclusion and Belonging

We recognize the importance of a diverse, equitable and inclusive culture for our employees and are dedicated to creating an inclusive environment that reflects the communities in which we live and work that creates a feeling of belonging. We have implemented initiatives to track and improve our performance in these areas, including having a CEO-sponsored, employee-led team that establishes strategies and initiatives towards this objective, tracks our progress and shares successes and key learnings. During fiscal 2023, we also provided interactive anti-harassment and diversity training for all new supervisory employees taught by outside experts.

Community Involvement

We are passionate about supporting the communities in which we live and work and use our time, talent and resources to give back. We support local charities with our time during “all company” give back days each year and supporting our employees with paid volunteer time off. We also support our employees who are passionate about a cause by matching their donations one-to-one. Additionally, we make donations to philanthropic organizations that align with our purpose, culture and community. In 2023, the San Francisco Business Times again identified Premier Nutrition as one of the Top 100 Bay Area Corporate Philanthropists as it has for the last several years.

Information Technology and Cybersecurity Risk Oversight

We rely on information technology (“IT”) systems for management of our business, including sourcing and supply chain, inventory management, receivables and payables, human capital management, finance and reporting tools and other business processes. The reliability and capacity of these systems is an important part of our ability to efficiently and effectively manage our business. With this in mind, we’ve employed an IT and cybersecurity framework with the objective of protecting our information and IT systems and network to help secure long-term value for our stakeholders. Safeguards included in this framework include, but are not limited to:

•

industry standard targeted controls to protect our environment, including antivirus, antimalware, multi-factor authentication, long and regularly changed passwords, email security and firewalls to protect our assets and our ability to maintain operations;

•	managed detect and response (MDR), security information and event management (SIEM) and vulnerability management;

•	incident response processes that incorporate third party response retainers;

•	regular assessments to our cybersecurity program using external parties including cyber maturity assessments & penetration tests;

•	required Service Organization Controls (SOC) reports for any supplier housing financial or mission critical data;

•	third-party risk scoring of our critical suppliers;

•	central system backups and associated disaster recovery plans; and

•	employee training and awareness programs addressing cybersecurity and data privacy challenges.

While we are not able to prevent every potential technology failure, cybersecurity risk or third-party service interruption, we utilize business continuity plans to assist us in anticipating and mitigating failures. Through continuous assessment of our framework, we make improvements to mitigate new IT and cybersecurity risks as they arise. Our Audit Committee is responsible for overseeing matters relating to our IT and cybersecurity practices and initiatives. We also have designated specific roles who oversee IT and cybersecurity matters for the Company.

ELECTION OF DIRECTORS

(PROXY ITEM NO. 1)

The terms of three current directors (Messrs. Conway and Erickson and Ms. Kuperman Johnson) will expire at the 2024 annual meeting of stockholders. Our Board of Directors has nominated Messrs. Conway and Erickson and Ms. Kuperman Johnson for election for a three-year term that will expire in 2027. The Board of Directors is not aware that any of these nominees will be unwilling or unable to serve as a director. Each nominee has consented to be named in the proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes the persons named on the proxy card to vote for a replacement nominee if the Board of Directors names one. As an alternative, the Board of Directors may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees presented.

Mr. Erickson and Ms. Kuperman Johnson are currently directors and were originally elected to the Board in September 2019, prior to the closing of our initial public offering (our “IPO”). Mr. Conway is currently a director and was originally appointed to the Board effective in October 2023.

The persons named on the proxy card intend to vote the proxy representing your shares for the election of each of Messrs. Conway and Erickson and Ms. Kuperman Johnson, unless you indicate on the proxy card that the vote should be withheld or you indicate contrary directions. If you deliver the proxy card without giving any direction, the persons named on the proxy card will vote the proxy representing your shares FOR the election of the nominees named on the proxy card.

Information about the Current Directors and Nominees for Election to the Board of Directors

Board Composition

We believe that our directors should possess the highest personal and professional integrity and values and be committed to representing the long-term interests of our stockholders. We further believe that the backgrounds and qualifications of our directors, considered as a group, should provide a blend of business experience and competence, and professional and personal abilities, that will allow the Board of Directors to fulfill its responsibilities. The Corporate Governance and Compensation Committee works with the Board to determine the appropriate mix of these backgrounds and qualifications to maintain a Board with strong collective abilities.

To fulfill these objectives, the Board of Directors has determined that it is important to nominate directors with the skills and experiences set forth below, among others. The experiences, qualifications and skills that the Board considered in each director’s re-nomination are included in their individual biographies.

•

Leadership Experience. We believe that directors with experience in significant leadership positions over an extended period generally possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others. They also generally possess a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•

Financial or Accounting Acumen. We believe that an understanding of finance and financial reporting processes enables our directors to evaluate and understand the impact of business decisions on our financial statements and capital structure. In addition, accurate financial reporting and robust auditing are critical to our ongoing success.

•

Industry Experience. We seek directors with experience as executives or directors or in other leadership positions in industries relevant to our business, including consumer packaged goods, branded products, retail or consumer product manufacturing.

•

Operational Experience. We believe that directors who are current or former executives with direct operational responsibilities bring valuable practical insight to help to develop, implement and assess our operating plan and business strategy. Operational experience includes experience in areas such as marketing, supply chain, sustainability and commodity management.

•

Public Company Experience. Directors with experience as executives or directors of other publicly traded companies generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management, and help further our goals of greater transparency, accountability for management and the Board and protection of our stockholders’ interests.

In addition, when evaluating the suitability of individuals for nomination, the Corporate Governance and Compensation Committee considers other appropriate factors, including whether the individual satisfies applicable independence requirements.

The following information is furnished with respect to each nominee for election as a director and each continuing director. The ages of the directors are as of December 14, 2023.

Board Matrix

The following matrix provides information regarding each nominee for election as a director and each continuing director, including certain types of experiences and skills that the Board of Directors has determined are important and certain diversity demographics. The matrix does not encompass all the experiences and skills of our directors, and the fact that a particular experience or skill is not listed does not mean that a director does not possess it.

	Conway	Davenport	Erickson	Kuperman Johnson	Nwamu	Stein	Vitale

Experiences and Skills

Leadership Experience	✓	✓	✓	✓	✓	✓	✓

Financial or Accounting Acumen	✓	✓	✓	✓		✓	✓

Industry Experience	✓	✓					✓

Operational Experience	✓	✓		✓	✓		✓

Public Company Experience		✓		✓	✓	✓	✓

Race/Ethnicity

Black/African American					✓

Caucasian/White	✓	✓	✓	✓		✓	✓

Other

Gender

Female		✓		✓	✓

Male	✓		✓			✓	✓

Nominees for Election

SHAWN W. CONWAY has served as a member of our Board of Directors since October 2023. Mr. Conway is Chief Executive Officer for Ste. Michelle Wine Estates, a privately owned company and the largest winery in the Pacific Northwest, since March 2023. Prior thereto, Mr. Conway served as Chief Executive Officer of Peet’s Coffee, Inc., an original craft coffee and tea company, from January 2020 to April 2022. Mr. Conway also served as Chief Operating Officer of Peet’s Coffee, Inc. from November 2012 to December 2019 and Chief Supply Chain Officer of Peet’s Coffee, Inc. from January 2010 to November 2012. Prior to joining Pete’s Coffee, Inc., Mr. Conway served as Senior Vice President of Operations at SKYY Spirits LLC

from April 2005 to January 2010 and Vice President – Finance and Technology at SKYY Spirits, LLC from 2002 to 2005. Since August 2022, Mr. Conway has served on the Board of Directors of SAMBAZON, an acronym for Sustainable Management of the Brazilian Amazon, a leading supplier of certified fair trade and organic Acai. Mr. Conway previously served as Chairman of the Board of Directors of Peet’s China Inc. from 2017 to 2022; Intelligentsia Coffee Inc. from 2015 to 2022 (as Chairman from 2020 to 2022); Stumptown Coffee Inc. from 2015 to 2022 (as Chairman from 2020 to 2022); and Mighty Leaf Tea Inc. as Chairman from 2014 to 2017. Mr. Conway has experience in significant leadership positions, operations, supply chain and finance in high-growth, premium-branded specialty food and beverage, and consumer packaged goods companies. Age 58

THOMAS P. ERICKSON has served as a member of our Board of Directors since October 2019. Mr. Erickson has been the managing member of Thomas P. Erickson, CPA, LLC, a tax consulting firm, since May 2016 and is a retired tax partner from KPMG, where he worked from 1980 to September 2015. From September 2015 to May 2016, Mr. Erickson provided tax consulting services to various companies and individuals. Mr. Erickson has over 40 years of public accounting experience and has previously been an instructor of advanced partnership planning, taxable and nontaxable corporate transactions and formations and S corporation planning for KPMG. Mr. Erickson has extensive expertise in tax matters and finance and financial reporting processes. Mr. Erickson is a Certified Public Accountant. Age 68.

JENNIFER KUPERMAN JOHNSON has served as a member of our Board of Directors since October 2019. Ms. Kuperman Johnson has served as the Senior Vice President of Corporate Affairs at Chime Financial, Inc. since September 2022. Prior to Chime, Ms. Kuperman Johnson was head of international corporate affairs at Alibaba Group Holding Limited, a multinational conglomerate holding company specializing in eCommerce, retail, internet and technology, from April 2016 to January 2021 and served as vice president, international corporate affairs at Alibaba Group Holding Limited from August 2014 to April 2016. Prior to joining Alibaba Group Holding Limited, Ms. Kuperman Johnson was senior vice president of corporate brand and reputation at Visa Inc., a global payments technology company, from April 2013 to August 2014 and chief of staff, office of the chairman and chief executive officer at Visa Inc. from August 2010 to April 2013. Ms. Kuperman Johnson also served as head of global corporate communications and citizenship at Visa Inc. from August 2008 to July 2010 and head of employee and client communication at Visa Inc. from August 2004 to June 2008. Ms. Kuperman Johnson has served on the board of directors of Post Holdings, Inc. since May 2021 and on the board of Post Holdings Partnering Corporation, a publicly traded affiliate of Post that was a SPAC formed for the purpose of effecting a partnering transaction with one or more businesses, from May 2021 to June 2023. She has also served on the board of directors to Kyriba Corp., a privately held cloud treasury and finance solutions company, since August 2021. Ms. Kuperman Johnson has experience in significant leadership positions and extensive international experience. Age 50.

Directors Continuing in Service

Class I Directors - Terms Expire in 2026

DARCY HORN DAVENPORT has served as our President and Chief Executive Officer since September 2019 and as a member of our Board of Directors since October 2019. Prior to our IPO, Ms. Davenport has served as President of Post’s active nutrition business since October 2017 and as President of Premier Nutrition since November 2016. Ms. Davenport previously served as General Manager of Premier Nutrition from October 2014 to November 2016 and Vice President of Marketing from October 2011 to October 2014. Prior to joining Premier Nutrition, Ms. Davenport served as Director of Brand Marketing at Joint Juice, Inc., a liquid dietary supplement manufacturer, from May 2009 to October 2011, when it combined with Premier Nutrition. Ms. Davenport has served as a member of the board of directors of Blentech Corporation, a company focusing on developing custom-made, food processing solutions including equipment, integrated systems and software, since January 2010. Ms. Davenport has experience in significant leadership positions, extensive experience in leadership roles in industries relevant to our business, an understanding of finance and financial reporting processes, experience in marketing and sales and experience as an executive with direct operational responsibilities. Age 50.

ELLIOT H. STEIN, JR. has served as a member of our Board of Directors since October 2019. Mr. Stein has been chairman of Acertas, LLC and Senturion Forecasting, LLC, two privately owned data analytics firms, since 2013. In addition, Mr. Stein has been a director of Midcap Financial Investment Corporation, a publicly traded closed-end, externally managed, non-diversified management investment company, since 2004, and a director of two publicly traded diversified, closed-end management investment companies: Apollo Senior Floating Rate Fund, Inc., since 2011, and Apollo Tactical Income Fund Inc., since 2013. Previously, Mr. Stein was a managing director of Commonwealth Capital Partners, L.P. He also previously served as a director of various private companies in the media, manufacturing, retail and finance industries. Mr. Stein was chairman of News Distributors of Puerto Rico LLC when it filed a voluntary petition under the U.S. Bankruptcy Code in February 2014. Mr. Stein has experience in significant leadership positions, an extensive understanding of financial and financial reporting processes and experience as a director of other publicly traded companies. Age 74.

Class III Directors - Terms Expire in 2025

ROBERT V. VITALE has served as our Executive Chairman since September 2019. Mr. Vitale has been the President and Chief Executive Officer of Post, a member of Post’s board of directors, since November 2014 and is a member of the board of directors of 8th Avenue Food & Provisions, Inc., a majority-owned business of Post. Previously, Mr. Vitale served as Chief Financial Officer of Post from October 2011 until November 2014. He was the president and chief investment officer of Post Holdings Partnering Corporation, a publicly traded affiliate of Post that was a special purpose acquisition company formed for the purpose of effecting a partnering transaction with one or more businesses, from January 2021 to June 2023. Mr. Vitale has served on the board of directors of Energizer Holdings, Inc., a publicly traded manufacturer and distributor of primary batteries, portable lights and auto care, appearance, performance, refrigerant and fragrance products, since August 2017. He served as President and Chief Executive Officer of AHM Financial Group, LLC, a diversified provider of insurance brokerage and wealth management services, from 2006 until 2011 and previously was a partner of Westgate Equity Partners, LLC, a consumer-oriented private equity firm. Mr. Vitale has experience in significant leadership positions, an extensive understanding of finance and financial reporting processes, experience in leadership roles in industries relevant to our business, including consumer packaged goods, retail and consumer product manufacturing, experience in mergers and acquisitions, experience as an executive with direct operational responsibilities and experience as an executive and as a director of other publicly traded companies. Age 57.

CHONDA J. NWAMU has served as a member of our Board of Directors since May 2021. Ms. Nwamu is Senior Vice President, General Counsel and Secretary for Ameren Corporation, a public utility holding company, since August 2019, and is a director of its subsidiaries, Ameren Services, Ameren Missouri and Ameren Transmission Company of Illinois. From September 2016 to August 2019, Ms. Nwamu served as Vice President and Deputy General Counsel of Ameren Services. Ms. Nwamu was managing counsel and senior director at Pacific Gas and Electric Company, a California-based public utility, from June 2014 to June 2016 and regulatory counsel there from September 2000 until May 2014. Prior to joining Pacific Gas and Electric, Ms. Nwamu was in private practice at Hoyle, Morris & Kerr LLP where she specialized in complex commercial litigation. Ms. Nwamu has extensive experience in legal, regulatory and compliance matters. Age 52.

The Board of Directors unanimously recommends a vote “FOR” each of Mr. Conway, Mr. Erickson and Ms. Kuperman Johnson for election to the Board of Directors at the Annual Meeting.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(PROXY ITEM NO. 2)

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2024, and the Board of Directors has directed that management submit the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for ratification by our stockholders at the annual meeting of stockholders. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since we were formed in March 2019 and served as the independent registered public accounting firm for the subsidiaries that comprise our business since 2014. A representative of that firm will be present at the annual meeting of stockholders, will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

We are not required to obtain stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in our best interests and the best interests of our stockholders.

The following table sets forth an estimate of the fees that we expect to be billed for audit services during the fiscal year ended September 30, 2023 and for other services during that fiscal year, and the fees billed for audit services during the fiscal year ended September 30, 2022 and for other services during that fiscal year.

	Year Ended September 30,
	2023	2022

Audit fees(1)	$1,124,762	$1,464,964

Audit-related fees(2)	$15,000	—

Tax fees(3)	$15,000	$15,000

All other fees(4)	$6,750	$6,750

(1)	Audit fees relate primarily to the audit and reviews of our financial statements, comfort letter consents and reviews of SEC registration statements.
(2)	Audit-related fees are for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax fees include consulting and compliance services and preparation of tax returns in jurisdictions outside of the United States.
(4)

All other fees include any fees for services rendered by PricewaterhouseCoopers LLP which are not included in any of the above categories. The other fees consist of licensing fees paid for accounting research software.

With regard to the fees listed above, the Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of services other than audit services is compatible with its ability to maintain its independence. Regardless of the size or nature of the other services, if any, to be provided, it is the Audit Committee’s policy and practice to approve any services not under the heading “Audit Fees” before any such services are undertaken.

The Audit Committee has a formal policy concerning approval of all services to be provided by PricewaterhouseCoopers LLP, including audit, audit-related, tax and other services. The policy requires that all services PricewaterhouseCoopers LLP may provide to us must be pre-approved by the Audit Committee. The chairman of the Audit Committee has the authority to pre-approve permitted services that require action between regular Audit Committee meetings, provided that the chairman reports any pre-approval decisions to the Audit Committee at the next regular meeting. The Board of Directors approved all services provided by PricewaterhouseCoopers LLP during fiscal year 2023.

Our audit was staffed primarily by full-time, permanent employees of PricewaterhouseCoopers LLP.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of

PricewaterhouseCoopers LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting processes and compliance with laws and regulations and ethical business standards. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and our internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. Our internal auditors assist the Audit Committee with its responsibility to monitor and oversee the financial reporting process and internal controls. The Audit Committee discusses with our internal auditors and independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee meets, at least quarterly, with the internal auditors and independent registered public accounting firm, and at the Committee’s discretion with and without management present, and discusses the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

With respect to our audited financial statements for the fiscal year ended September 30, 2023, management has represented to the Audit Committee that the financial statements were prepared in accordance with United States generally accepted accounting principles (“GAAP”) and the Audit Committee has reviewed and discussed those financial statements with management. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the PCAOB and the Securities Exchange Commission (the “SEC”).

The Audit Committee has received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended September 30, 2023 be included in our Annual Report on Form 10-K filed with the SEC for that year.

Although the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate or are in accordance with GAAP. This is the responsibility of management and the independent registered public accounting firm.

Thomas P. Erickson, Chairman

Shawn W. Conway

Chonda J. Nwamu

Elliot H. Stein, Jr.

COMPENSATION DISCUSSION & ANALYSIS

Introduction

The following Compensation Discussion and Analysis (the “CD&A”) describes our fiscal year 2023 executive compensation structure. This CD&A is intended to be read in conjunction with the tables beginning on page 43, which provide detailed compensation information for our following named executive officers (the “named executive officers” or the “NEOs”):

Name	Title

Robert V. Vitale	Executive Chairman of the Board of Directors

Darcy Horn Davenport	President and Chief Executive Officer

Paul A. Rode	Chief Financial Officer

Douglas J. Cornille	Chief Growth Officer — Premier Nutrition Company

Craig L. Rosenthal	Chief Legal Officer and Secretary

Robin Singh	Senior Vice President, Operations — Premier Nutrition Company

(1)

Robert V. Vitale, our Executive Chairman of the Board of Directors, and Darcy Horn Davenport, our President and Chief Executive Officer, served as co-principal executive officers of the Company in fiscal year 2023.

Total Compensation Opportunity

Our executive compensation structure consists of three primary components: base salary, annual bonus (our Senior Management Bonus Program) and long-term incentives (equity awards). A fourth element of our compensation structure consists of traditional benefits programs (e.g., limited perquisites and benefits).

Executive Summary

Performance and Company Highlights for Fiscal Year 2023

We are a stockholder value-driven organization and our compensation philosophy is designed to be aligned with stockholder interests. Management’s objective is to maximize total stockholder return, and compensation decisions are guided by the principle of creating stockholder value.

We view the Company’s performance in two primary ways:

•	Operating and financial performance; and

•	Return to stockholders over time, both on an absolute basis and relative to similar companies.

We are a leader in the global convenient nutrition category, aiming to enhance the lives of our consumers by providing them with nutritious, great-tasting products they can enjoy throughout the day. Our primary brands, Premier Protein and Dymatize, target a broad range of consumers and compete in all major product forms, including ready-to-drink (“RTD”) protein shakes, other RTD beverages and powders.

During fiscal 2023, we achieved a number of strategic and financial accomplishments that we believe will benefit the Company and our stockholders alike in the coming years. We achieved these accomplishments despite input cost inflation, which impacted our supply chain and put downward pressure on profit margins. We have mitigated these inflationary headwinds through sales price increases and continue to mitigate them through cost saving measures.

•	We delivered on our financial commitments.

○

In November 2022, the Company announced expected net sales of between $1.56 and $1.64 billion and Adjusted EBITDA of between $300 and $325 million for fiscal 2023. In February 2023 the Company increased its expected Adjusted EBITDA to between $306 and $325 million for fiscal 2023 and, in May 2023, the company increased its expected Net Sales to between $1.61 and $1.66 billion and increased its expected Adjusted EBITDA to between $320 and $335 million for fiscal 2023. In August 2023, the Company again raised its guidance, announcing expected net sales of between $1.63 and $1.67 billion and Adjusted EBITDA of between $330 and $338 million for fiscal 2023.

○

Ultimately, the Company delivered $1.6668 billion of Net Sales in fiscal 2023, which was approximately 1.6% above the high end of its original guidance, and $338.3 million of Adjusted EBITDA, which was approximately 4.1% above the high end of its original guidance.

•	Premier Protein net sales grew 24.8% and Dymatize net sales grew 10.8%.

•	Premier Protein RTD production grew 17% over fiscal 2022 production and we added two co-manufacturers to our growing co-manufacturer network.

•	Our stock price at the end of fiscal 2023 was $41.23, an increase of approximately 100.0% from the end of fiscal 2022.

•

With a $25.0 million repayment of borrowings under our revolving credit facility subsequent to the end of the fourth quarter of 2023, the outstanding principal balance on the Company’s revolving credit facility was zero.

•

We opportunistically repurchased approximately 4.2 million shares of our common stock for $125.4 million at an average price of $29.56 per share (exclusive of broker commissions), which was approximately 28.3% below our stock price of $41.23 at the end of fiscal 2023.

Management Team Drives Performance and Creates Stockholder Value

We are a stockholder value-driven organization and our compensation philosophy is designed to be aligned with stockholder interests. Management’s objective is to maximize total stockholder return, and compensation decisions are guided by the principle of creating stockholder value.

Corporate Governance Highlights

What We Do (Best Practice)		What We Don’t Allow

✓	Enforce strict insider trading policies	X	No hedging or pledging of Company stock by executives or directors

✓	Maintain a clawback policy for performance-based compensation	X	No single-trigger or modified single-trigger change-in-control arrangements

✓	Set meaningful stock ownership guidelines for executives and directors	X	No change-in-control severance multiple in excess of three times salary and target bonus

✓	Disclose performance goals and performance results for our Senior Management Bonus Program	X	No excise tax gross-ups upon a change in control

✓	Set a maximum individual payout limit on our Senior Management Bonus Program	X	No re-pricing or cash buyout of underwater stock options or stock appreciation rights (“SARs”) allowed

What We Do (Best Practice)		What We Don’t Allow

✓	Limited perquisites and other benefits	X	No enhanced retirement formulas

✓	Incorporate general severance and change-in-control provisions in Separation and Change in Control Agreements with our executives that are consistent with market practice, including double-trigger requirements for change-in-control protection	X	No guaranteed compensation either annually or multi-year

✓	Retain an independent compensation consultant reporting directly to the Committee	X	No market timing with granting of equity awards

Our executive compensation programs are intended to attract and retain executive officers and to align the interests of our executive officers and our stockholders. The Committee’s objectives for our programs include, but are not limited to, the following:

•	reflecting industry standards, offering competitive total compensation opportunities and balancing the need for talent with reasonable compensation expense;

•	enhancing stockholder value by focusing management on financial metrics that drive value;

•	focusing on at-risk, incentive-based compensation versus fixed compensation;

•	attracting, motivating and retaining executive talent willing to commit to long-term stockholder value creation; and

•	aligning executive decision-making with business strategy and discouraging excessive risk taking.

The Committee determines the type and amount of compensation opportunity for our officers based on a thorough review of a variety of factors, including competitive market data, the officer’s current responsibilities and value to the Company, future leadership potential and individual/corporate/business performance.

We believe that our executive compensation structure strikes a balance of incentive opportunities based on:

•	financial metrics in the Senior Management Bonus Program that directly impact our stock price and enhance longer-term stockholder value; and

•	stock price performance through performance restricted stock units (PRSUs) and restricted stock units (RSUs) to focus our executive team on delivering superior long-term stockholder value.

The following table outlines the elements of our executive pay programs and each element’s relationship with our ongoing annual executive compensation philosophy for NEOs:

Component	Purpose	Characteristics	Fixed or Performance- Based

Base Salary	Attracts and retains executives through market-based pay	Compensates executives fairly and competitively for their roles	Fixed

Annual Bonus (Senior Management Bonus Program)	Encourages achievement of financial performance metrics that drive short-term results	Based on achievement of predefined corporate and business financial performance objectives	Performance-Based

Long-Term Incentives (“LTI”)	Align executives’ long-term compensation interests with stockholders’ investment interests	Value to the executive is based on long-term stock price performance	Performance-Based

Component	Purpose	Characteristics	Fixed or Performance- Based

Performance Restricted Stock Units (“PRSUs”)	Motivate executives to provide superior long-term total stockholder return (TSR) through stock price growth	Cumulative three-year TSR ranking versus Russell 3000 Food Products companies	Performance-Based

Restricted Stock Units (“RSUs”)	Provide basic retention value and reinforce management behaviors to increase stock price after the grant date	Require stock price growth for our executives to recognize increased value	Performance-Based

Health/Welfare Plans and Retirement Benefits	Provide competitive benefits that promote employee health and productivity and support longer-term physical and fiscal security	Similar to benefits offered to other employees	Fixed

Perquisites	Provide limited personal benefits that are consistent with our overall philosophy and objective to attract and retain superior executive talent	Limited personal use of the corporate aircraft for our President and Chief Executive Officer only	Fixed

Fiscal Year 2023 NEO Target Compensation Structure Summary
Component	Summary

Base Salary

The following salaries were approved for fiscal year 2023, following a thorough review of competitive market practices provided by Aon, our independent compensation consultant. The changes were approved to bring our executives more in-line with competitive market values for similar-sized public companies in our industry.

•  Mr. Vitale: N/A

•  Ms. Davenport: $700,000 (7.7% increase)

•  Mr. Rode: $455,000 (8.3% increase)

•  Mr. Cornille: $430,000 (13.2% increase)

•  Mr. Rosenthal: $400,000 (15.9% increase)

•  Mr. Singh: $370,000 (7.2% increase)

Target Annual Bonus (Senior Management Bonus Program)

Our NEOs’ target bonuses as a percent of base salary were reviewed against competitive external market data provided by Aon, and our objective for internal consistency for senior management roles. The following target bonus opportunities were approved for fiscal year 2023, representing no changes from fiscal year 2022:

•  Mr. Vitale: N/A

•  Ms. Davenport: 125% of base salary (no change)

•  Mr. Rode: 65% of base salary (no change)

Fiscal Year 2023 NEO Target Compensation Structure Summary
Component	Summary

•  Mr. Cornille: 65% of base salary (no change)

•  Mr. Rosenthal: 55% of base salary (no change)

•  Mr. Singh: 55% of base salary (no change)

Under the Senior Management Bonus Program, an executive may earn from 0% to 150% of the target amount based upon the achievement level for the applicable performance metrics.

Long-Term Incentives (PRSUs and RSUs)

We offer an equity portfolio linked to increases in stockholder value beyond grant date. For our fiscal year 2023 equity grants, we determined it was in our shareholders’ best interests to grant 100% performance restricted stock units (PRSU) to Ms. Davenport, Mr. Rode, Mr. Cornille, and Mr. Rosenthal, and 100% restricted stock units (RSU) to Mr. Singh.

Mr. Vitale did not receive a fiscal year 2023 equity grant. The Company committed to no additional equity grants during the three-year term of his fiscal year 2022 equity grants.

Our PRSU program measures three-year cumulative total stockholder return against the Russell 3000 Food Products companies (the same industry classification as BRBR, consisting of 40 companies for the fiscal year 2023 grant). Our RSU program vests equally over three years on each of the grant date anniversaries.

Target value for the fiscal year 2023 equity grants to NEOs were weighted as follows:

NEO	PRSU	RSU

Mr. Vitale	—	—

Ms. Davenport	100%	—

Mr. Rode	100%	—

Mr. Cornille	100%	—

Mr. Rosenthal	100%	—

Mr. Singh	—	100%

The Committee considers both competitive external market data provided by Aon and internal alignment to assist with targeted long-term incentive values. In addition, the Committee considers individual performance, potential future contributions to our business, and recommendations from our President and Chief Executive Officer with respect to the other NEOs.

The target values approved by the Committee for fiscal year 2023 equity grants were as follows:

•  Mr. Vitale: N/A

•  Ms. Davenport: $2,625,000

•  Mr. Rode: $560,000

•  Mr. Cornille: $492,000

• Mr. Rosenthal: $420,000 • Mr. Singh: $270,000

Total Compensation Mix

Our mix of total compensation, as illustrated by the below charts, is significantly skewed towards variable “at-risk” compensation that is incentive-based:

Compensation Decision Process

Role of the Corporate Governance and Compensation Committee

The Corporate Governance and Compensation Committee is responsible to our Board of Directors for oversight of our executive compensation programs. The Committee consists of independent directors and is responsible for the review and approval of all aspects of our programs. Among its duties, the Committee is responsible for:

•	reviewing and assessing competitive market data;

•	reviewing the chief executive officer’s performance and determining the chief executive officer’s compensation;

•	reviewing and approving incentive plan goals, achievement levels, objectives and compensation recommendations for the NEOs and other executive officers;

•	evaluating the competitiveness of each executive’s total compensation package to ensure that we can attract and retain critical management talent; and

•	approving any changes to the total compensation programs for the NEOs including, but not limited to, base salary, annual bonuses, long-term incentives and benefits.

Following review and discussion, the Committee or the Board, as applicable, approves the executive compensation of our executive officers. The Committee is supported in its work by our Chief Legal Officer and Senior Vice President, People, as well as the Committee’s independent compensation consultant. In the event that an employee becomes an executive officer in the middle of the fiscal year, the Committee approves such executive officer’s compensation on a go-forward basis but does not retroactively approve any compensation or compensation targets previously set for such employee.

Role of Management

For executive officers other than herself, our President and Chief Executive Officer makes pay recommendations to the Committee based on competitive market data and an assessment of individual performance. Her recommendations to the Committee establish appropriate and market-competitive compensation opportunities for our NEOs, consistent with our overall pay philosophy. The Committee reviews and discusses the recommendations and seeks input and market data from the Committee’s independent compensation consultant before making compensation decisions or recommendations to the full Board. No officer participates directly in the final deliberations or determinations regarding his or her own compensation package.

Role of the Independent Compensation Consultant

The Committee retains the services of Aon’s Human Capital Solutions Practice, a division of Aon plc (“Aon”), in accordance with the Committee’s charter. Aon reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon, approves its professional fees, determines the nature and scope of its services and evaluates its performance. A representative of Aon attends Committee meetings, as requested, and communicates with the Committee chair between meetings when needed. The Committee makes all final decisions regarding executive compensation.

Aon’s specific compensation consultation roles include, but are not limited to, the following:

•	advising the Committee on director and executive compensation trends and regulatory developments;

•	developing a peer group of companies for determining competitive compensation rates;

•	providing a total compensation study for executives against peer companies;

•	providing advice to the Committee on corporate governance best practices, as well as any other areas of concern or risk;

•	serving as a resource to the Committee chair for meeting agendas and supporting materials in advance of each meeting;

•	reviewing and commenting on proxy statement disclosure items; and

•	advising the Committee on management’s pay recommendations.

The Committee has assessed the independence of Aon as required by the NYSE listing standards. The Committee reviewed its relationship with Aon and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the Committee concluded that there are no conflicts of interest raised by the work performed by Aon.

Role of Peer Companies and Competitive Market Data

Annually, the Committee reviews total compensation market data provided by Aon. The Committee reviews and approves the peer group used for comparisons prior to commencement of the pay study. The following peer group development criteria were used to develop competitive market values to assist with fiscal year 2023 pay decisions:

•	Industry: similar to BellRing, based on the Industrial Classification Benchmark for the Russell 3000 index;

•	Company size: approximately 0.4x to 3x BellRing’s annual revenues, with a secondary focus on market capitalization;

•	Peers: companies using BellRing in their compensation peer group;

•	Peers of peers: companies used in the peer groups of potential peer companies; and

•	Competitors: companies that compete with BellRing for business and management talent.

The peer group used to assist with fiscal year 2023 pay decisions consisted of the following 14 companies (bolded companies are new to our compensation study peer group):

• B&G Foods, Inc.	• Medifast, Inc.
• Calavo Growers, Inc.	• Sovos Brands, Inc.
• Flowers Foods, Inc.	• The Hain Celestial Group, Inc.
• Hostess Brands, Inc.	• The Simply Good Foods Company
• J&J Snack Foods Corp.	• Treehouse Foods, Inc.
• Lamb Weston Holdings, Inc.	• Utz Brands, Inc.
• Lancaster Colony Corporation	• WW International, Inc.

The following companies were removed from our compensation study peer group in order to focus more closely on companies with similar annual revenues, industry representation, and business model: Cal-Maine Foods, Inc., Farmer Bros. Co., John B. Sanfilippo & Son, Inc., Seneca Foods Corporation, and USANA Health Sciences, Inc.

The Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader United States market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.

Timing of Compensation Decisions

Pay recommendations for our executives, including our executive officers, are typically made by the Committee at its first regularly scheduled meeting in the first fiscal quarter of the year, normally held in November. This meeting is typically held around the same time as we report our annual financial results for the preceding fiscal year. This timing allows the Committee to have a complete financial performance picture prior to making compensation decisions. In advance of its regularly scheduled November meeting, the Committee often has pre-meetings or other off-cycle discussions to give thorough consideration to the appropriate amount and structure of compensation for our executives.

Decisions with respect to prior fiscal year performance, as well as annual equity awards, base salary increases and target performance levels for the current fiscal year and beyond, are also typically made at the Committee’s first regularly scheduled meeting for the fiscal year. Further, any equity awards approved by the Committee at this meeting are dated as of the date of the Committee meeting. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.

The exceptions to this timing are awards to executives who are promoted or hired from outside of the Company during the fiscal year. These executives may receive equity awards effective or dated, as applicable, as of the date of their promotion or hire or the next nearest scheduled Committee meeting. There were no such awards under these exceptions in fiscal year 2023.

Determination of CEO Compensation

At its first regularly scheduled meeting of the fiscal year, normally held in November, the Committee reviews and evaluates CEO performance, and determines performance achievement levels, for the prior fiscal year. The Committee also reviews competitive compensation data. Following review and discussion, the Committee or the Board, as applicable, approves the CEO’s compensation.

For fiscal year 2023, our executive compensation programs were determined by our Board of Directors, through our Corporate Governance and Compensation Committee. See Compensation Decision Process above for further information.

2023 Compensation Elements

Base Salary

Base salaries are designed to recognize the competency, experience and performance an executive brings to the position. Changes in base salary will result primarily from a comparison to peer group market data, individual and Company performance, internal equity, value to the organization, promotions and the specific responsibilities compared to market. The Committee reviews base salaries for our executive officers annually.

The following salaries were approved for fiscal year 2023, based on a thorough review of competitive market data provided by Aon and our objective for internal alignment:

Name	Fiscal Year 2023 Base Salary	Change from Fiscal Year 2022

Robert V. Vitale(1)	N/A	N/A

Darcy Horn Davenport	$700,000	+7.7%

Paul A. Rode	$455,000	+8.3%

Douglas J. Cornille	$430,000	+13.2%

Craig L. Rosenthal	$400,000	+15.9%

Robin Singh	$370,000	+7.2%

(1)	Mr. Vitale does not receive a base salary in his role as Executive Chairman of the Board of Directors.

Annual Bonus (Senior Management Bonus Program)

Our NEOs are eligible to earn incentives based on fiscal year performance. Our Senior Management Bonus Program is designed to reward our executives who attain superior annual performance in key areas that we believe create long-term value for stockholders. Performance is measured at both the corporate and business unit level.

For fiscal year 2023, the Committee approved Net Revenue (25%) and Adjusted EBITDA (75%) as the performance metrics for both the corporate and business unit level (Premier Nutrition).

•	Up to 100% of target annual bonus opportunity may be earned if the participant’s’ targeted corporate / business unit financial performance is achieved.

•

From 100% to 150% of target annual bonus opportunity may only be earned if both components (Net Revenues and Adjusted EBITDA) of the participant’s targeted corporate / business unit financial performance are achieved. However, all above-target payment opportunities are based solely on BellRing Brands’ overall corporate financial performance achievement.

Potential financial adjustments to determine performance achievement levels include items such as transaction costs and integration costs, provision for legal settlements, non-cash stock-based compensation and other items that the Company believes do not contribute to a meaningful evaluation of the Company’s current operating performance or comparisons of the Company’s operating performance to other fiscal periods. These adjustments are consistent with our announced results.

Upon completion of the fiscal year, the Committee determines achievement levels versus the pre-approved financial targets, calculated separately for each performance metric. The Committee also performs a comprehensive review of the overall financial performance at the corporate and business unit levels. For performance achievement between the threshold, target and maximum performance levels, calculated separately for each performance metric, earned amounts are interpolated on a straight-line basis between points. Performance achievement below the threshold level for a performance metric will result in a lower bonus amount for that performance metric, to the extent discretion is exercised, or no bonus at all. The Committee retains flexibility to make adjustments as needed to incorporate the results of its comprehensive financial review.

Target award opportunities: The following target bonuses (as a percentage of base salary) were approved for fiscal year 2023, based on a thorough review of competitive market data provided by Aon and our objective for internal alignment:

Name	Fiscal Year 2023 Target(2) (% of Salary)	Comments vs. Fiscal Year 2022 Target (% of Salary)

Robert V. Vitale(1)	N/A	N/A

Darcy Horn Davenport	125%	No change

Paul A. Rode	65%	No change

Douglas J. Cornille	65%	No change

Craig L. Rosenthal	55%	No change

Robin Singh	55%	No change

(1)	Mr. Vitale does not participate in our Senior Management Bonus Program in his role as Executive Chairman of the Board of Directors.
(2)

For each performance metric, participants may earn from 50% to 150% of the target bonus attributable to that performance metric based on performance achievement between the threshold and maximum levels. Above-target payment opportunities may only be earned if both components (Net Revenues and Adjusted EBITDA) of the participant’s targeted corporate / business unit financial performance are achieved, and all above-target payment opportunities are based solely on BellRing Brands’ overall corporate financial performance achievement. Payout opportunities for performance between the threshold, target and maximum levels, calculated separately for each performance metric, are interpolated on a straight-line basis. For business unit level named executive officers, above-target payout opportunities are subject to the business unit achieving the performance metric target level and are calculated based on the performance overachievement, if any, by the Company of the corporate level performance metric target. Performance achievement below the threshold level for a performance metric generally will result in a lower bonus amount for that performance metric, to the extent discretion is exercised, or no bonus at all.

Target and Actual Fiscal Year 2023 performance: Below are the approved levels, and actual achievement, of corporate and business unit Net Revenue and Adjusted EBITDA for fiscal year 2023:

Fiscal Year 2023 Performance Metrics(1)	Threshold	Target	Maximum	Actual
	(dollars in millions)

25% Net Revenue — BellRing (Corporate)	$1,643.5	$1,731.0	$1,817.6	$1,666.8

75% Adjusted EBITDA — BellRing (Corporate)(2)	$313.5	$330.0	$346.5	$338.3

25% Net Revenue — Premier Nutrition (Business Unit)	$1,592.2	$1,676.0	$1,759.8	$1,607.2

75% Adjusted EBITDA — Premier Nutrition (Business Unit)(3)	$328.9	$346.2	$363.5	$350.9

(1)	When evaluating financial goals/results, the Committee generally excludes non-recurring or extraordinary items.
(2)	Adjusted EBITDA-BellRing (Corporate) is a non-GAAP measure which represents the consolidated net earnings of the Company from the Company’s Annual Report on Form 10-K, excluding income tax expense, net interest expense, depreciation and amortization, non-cash stock-based compensation, noncontrolling interest, separation costs and foreign currency gain/loss on intercompany loans. See “Explanation and Reconciliation of Non-GAAP Measures” beginning on page 9 of the Company’s earnings release dated November 20, 2023 and furnished as Exhibit 99.1 to the Company’s Current Report on Form 8-K as furnished to the SEC on November 20, 2023.
(3)

Adjusted EBITDA-Premier Nutrition (Business Unit) is a non-GAAP measure which represents the net earnings of the Premier Nutrition business unit, excluding income tax expense, net interest expense, depreciation and amortization (including accelerated depreciation and amortization) and intercompany royalty income. We believe that Adjusted EBITDA for the Premier Nutrition business unit, a non-GAAP financial measure, is useful to investors in evaluating the Premier Nutrition business unit’s operating performance and liquidity because (i) we believe it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of the Premier Nutrition business unit’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as the Premier Nutrition business unit is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management uses Adjusted EBITDA to provide forward-looking guidance and to forecast future results.

Adjusted EBITDA for the Premier Nutrition business unit is adjusted for the following items:

a.

Accelerated amortization: We have excluded non-cash accelerated amortization charges recorded in connection with discontinuance of certain brands as the amount and frequency of such charges are not consistent. Additionally, we believe that these charges do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of the Premier Nutrition business unit’s current operating performance or comparisons of its operating performance to other periods.

b.

Provision for legal settlements: We have excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as we believe such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of Premier Nutrition business unit’s current operating performance or comparisons of its operating performance to other periods.

c.

Intercompany royalty income: We have excluded Intercompany Royalty Income received from ANI related to the use of the ‘Premier Protein’ and ‘Dymatize’ brands by ANI, as we believe such income does not contribute to a meaningful evaluation of the Premier Nutrition business unit’s current operating performance or comparisons of its operating performance to other periods.

The table below reconciles Adjusted EBITDA for the Premier Nutrition business unit to the most directly comparable GAAP measure.

Fiscal year ended September 30, 2023 (in millions)

Net Earnings before Income Taxes	$319.3

Depreciation and amortization, including accelerated depreciation and amortization	27.4

Provision for legal settlements	5.0

Intercompany royalty income	(0.8)

Adjusted EBITDA	$350.9

The Premier Nutrition business unit exceeded its Net Revenue threshold of $1,592.2 million but did not meet its target of $1,676.0 million, delivering $1,607.2 million of Net Revenue. It exceeded its Adjusted EBITDA target of $346.2 million, delivering $350.9 million of Adjusted EBITDA.

The Company exceeded its Net Revenue threshold of $1,643.5 million but did not meet its target of $1,731.0 million, delivering $1,666.8 million of Net Revenue. It exceeded its Adjusted EBITDA target of $330.0 million, delivering $338.3 million of Adjusted EBITDA.

At its November 2023 meeting, the Committee reviewed and confirmed the Company’s performance for each of the performance metrics. The Committee then determined the achievement percentage associated with each metric by interpolating actual performance within the applicable performance range. Following this approach, as shown in the performance metrics table above, the Committee determined that the overall achievement percentage for the Senior Management Bonus Program was 100% for Ms. Davenport and Messrs. Rode and Rosenthal, 100% for Mr. Cornille, and 100% for Mr. Singh.

Based on the approved fiscal year 2023 performance results above and the results of the Committee’s comprehensive financial review, the Committee approved the following bonus amounts:

Name	2023 Target Bonus (% of Salary)	2023 Actual Bonus Earned (% of Target)	2023 Actual Bonus Earned

Robert V. Vitale(1)	N/A	N/A	N/A

Darcy Horn Davenport	125%	100%	$875,000

Paul A. Rode	65%	100%	$295,750

Douglas J. Cornille	65%	100%	$279,500

Craig L. Rosenthal	55%	100%	$220,000

Robin Singh	55%	100%	$203,500

(1)	Mr. Vitale does not participate in our Senior Management Bonus Program in his role as Executive Chairman of the Board of Directors.

Long-Term Incentives — Fiscal Year 2023 Equity Grants

We offer an equity portfolio to ensure our executives’ opportunities are linked to increases in stockholder value beyond grant date. We believe a combination of programs with significant performance-based value and efficient share utilization is most appropriate.

For our fiscal year 2023 equity grants, we determined it was in our shareholders’ best interests to grant 100% performance restricted stock units (PRSU) to Ms. Davenport, Mr. Rode, Mr. Cornille, and Mr. Rosenthal, and 100% restricted stock units (RSU) to Mr. Singh.

Mr. Vitale did not receive a fiscal year 2023 equity grant. The Company committed to no additional equity grants during the three-year term of his fiscal year 2022 equity grants.

We weighted our fiscal year 2023 PRSU and RSU equity grants as follows:

NEO	PRSU	RSU

Mr. Vitale(1)	—	—

Ms. Davenport	100%	—

Mr. Rode	100%	—

Mr. Cornille	100%	—

Mr. Rosenthal	100%	—

Mr. Singh	—	100%

(1)	Mr. Vitale did not receive a fiscal year 2023 equity grant

This weighting is consistent with our philosophy of granting a significant weight of performance-based equity to our corporate leaders. The Committee uses competitive market data from our annual total compensation study to assist with targeted long-term incentive value. In addition, the Committee considers individual performance, potential future contributions to our business, internal equity and management’s recommendations.

Target award opportunities: The following target LTI values were approved for fiscal year 2023:

Name	Fiscal Year 2023 Target

Robert V. Vitale	$	N/A	(1)

Darcy Horn Davenport		$2,625,000

Paul A. Rode		$560,000

Douglas J. Cornille		$492,000

Craig L. Rosenthal		$420,000

Robin Singh		$270,000

(1)	Mr. Vitale did not receive a fiscal year 2023 equity grant.

PRSUs: Our PRSU program measures three-year cumulative TSR performance against the Russell 3000 Food Products companies (40 companies at the beginning of the performance period for the fiscal year 2023 PRSU grant). This program focuses our executives’ behaviors on long-term decision-making that enhances stockholder value. Each PRSU earned is settled with a share of the Company’s common stock following the completion of the three-year performance period. For the fiscal year 2023 PRSU grants, shares as a percentage of target may be earned on a sliding scale as follows:

BRBR’s Relative 3-Year TSR Percentile Rank	Vesting(1)

>85th	260% of target

75th	200% of target

50th	100% of target

25th	50% of target

<25th	0% of target

(1)	Performance between points is interpolated on a straight-line basis.

The following bullets summarize the fiscal year 2023 PRSU grant design parameters:

•	Performance period: November 11, 2022 through November 11, 2025

•	Performance requirements and payout opportunities: Please refer to the chart above.

•	Peer group: Russell 3000 Food Products companies; acquired companies are removed from the rankings; bankruptcies are dropped to the bottom ranking.

•

Beginning and ending values: Beginning and ending values are based on the 30-day VWAP immediately prior to and including the first/last day of the performance period to mitigate any short-term swings in stock price at either end.

•	Dividends: Re-invested on the ex-dividend date.

•	Negative three-year TSR: If BellRing has a negative three-year TSR, then payout is capped at 100% of target, regardless of ranking.

•

Vesting: The number of PRSUs awarded in accordance with the sliding scale set forth above will vest following the end of the three-year performance period. No PRSUs will vest during the performance period, with limited exceptions in cases of death, disability or involuntary termination of employment associated with a change in control of the Company (or absent an involuntary termination, failure of the acquirer in a change in control to assume, on substantially the same terms, the PRSUs).

RSUs: The value of RSUs provides a base level of retention value as well as incentive for increasing stockholder value. Our RSUs generally vest one-third per year on the first, second and third anniversaries of the grant date. Vesting of RSUs may be accelerated upon the occurrence of certain termination events.

Certain Other Compensation Policies

Stock Ownership Guidelines

We have stock ownership guidelines applicable to non-employee directors and Section 16 officers. Our Board of Directors believes it is in the best interests of the Company and our stockholders to align the financial interests of Section 16 officers and non-employee directors with those of our stockholders. Our guideline structure is as follows:

•	Non-Employee and Non-Executive Directors — 5 times annual retainer

•	President and Chief Executive Officer — 6 times base salary

•	Section 16 Officers — 2 times base salary

Participants are expected to comply with the ownership requirements within five years of an appointment to a qualified position. As of September 30, 2023, all participants are still within the five-year timeframe for compliance. The categories of stock ownership that satisfy the ownership criteria include:

•	shares owned directly or indirectly (e.g. by spouse or trust);

•	unvested RSUs;

•	shares represented by amounts invested in the BellRing Brands 401(k) Plan; and

•	share equivalents, including deferred stock units and deferred compensation, payable under our deferred compensation plans.

Unvested performance-based RSUs are not included when determining compliance with the guidelines. Additionally, unvested stock options/SARs and vested but unexercised stock options/SARs are not included when determining compliance with the guidelines. The Committee is responsible for monitoring the application of the stock ownership guidelines and may modify the guidelines in its discretion, including as a result of dramatic or unexpected changes in the market value of BellRing common stock. The Committee has the discretion to enforce these stock ownership guidelines on a case-by-case basis.

Recoupment (“Clawback”) Policy

We have an executive compensation “clawback” policy in connection with incentive compensation. The clawback policy provides that, in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Committee, to the extent allowable under applicable law, has the authority to promptly recoup any incentive compensation paid to a current or former executive officer, including Section 16 officers, during the three-year period preceding the restatement if the restatement (1) would result in the payment of a reduced award if the award were recalculated based on the restated results or (2) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Policy on Hedging and Pledging Company Stock

We have a policy that prohibits directors and executive officers from engaging in derivative or hedging transactions in the Company’s securities and prohibits pledging of shares by directors and executive officers. See the section Corporate Governance — Policy on Hedging and Pledging Company Stock on page 10 for further information.

Compensation Risk Assessment

The Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. Aon performs an annual compensation risk assessment for the Company. For fiscal year 2023, the Committee thoroughly reviewed Aon’s compensation risk assessment which determined that our governance policies and compensation structure result in a compensation system that is not reasonably likely to lead to management decisions that would have a material adverse effect on the Company. The following features of our programs mitigate this risk:

•	the Committee retains an independent compensation consultant to assist with annual compensation decisions;

•

the Committee approves the Senior Management Bonus Program financial goals at the start of the fiscal year, and approves the performance achievement level and final payments earned after the end of the fiscal year;

•	in fiscal year 2023, the Senior Management Bonus Program capped potential payouts at 150% of the target opportunity;

•	we utilize a mix of cash and equity incentive programs, and all equity awards granted to our named executive officers are subject to multi-year vesting;

•	we utilize a portfolio of equity award types;

•

we utilize competitive general and change-in-control severance programs to help ensure executives continue to work towards our stockholders’ best interests in light of potential employment uncertainty;

•	executives are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and

•	an incentive clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.

Benefits and Perquisites

Limited Perquisites

We provide executives limited perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation philosophy. These benefits help retain and attract superior employees for key positions. The Committee reviews the levels of perquisites and other benefits periodically.

Currently the only perquisite we provide is personal use of our corporate aircraft by our Chief Executive Officer. The Committee has the authority to grant tax gross-ups related to such use, provided that they do not exceed $100,000 during any fiscal year. The Committee reviews the levels of perquisites and other benefits periodically. Personal use of the Company aircraft is discussed in the Summary Compensation Table below.

Limitations on Deductibility of Compensation

When reviewing compensation matters, the Committee considers the anticipated tax consequences (and, when relevant, to our executive officers) of the various payments under our compensation programs. Section 162(m) of the Code generally disallows a tax deduction for any publicly held corporation for individual compensation of more than $1 million in any taxable year to certain executives. The Committee, after considering the potential impact of the application of Section 162(m) of the Code, may provide compensation to executives that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its stockholders

Change in Control and Involuntary Termination Treatment

Severance and Change in Control Agreements

We have entered into separate Severance and Change in Control Agreements with our named executive officers other than Mr. Vitale that provides for certain benefits to our executive officers (other than Mr. Vitale) in the event of an involuntary termination without cause or relating to a change in control or upon an executive officer’s death or disability. We believe these benefits are customary among the company’s peers and are fair to the executives and to our stockholders. For more information about potential payments to our named executive officers pursuant to these Severance and Change in Control Agreements, see “Executive Compensation — Potential Payments Upon Termination of Employment or Change in Control.”

Director Compensation for the Fiscal Year Ended September 30, 2023

In fiscal year 2023, the Committee reviewed competitive peer company board of director compensation market data provided by Aon. For fiscal year 2023, we modified our annual RSU grant to $110,000 to maintain a competitive total compensation posture. In addition, all non-management directors received an annual retainer of $60,000. The chairperson of our Audit Committee received an additional annual retainer of $15,000, and the chairperson of our Corporate Governance and Compensation Committee received an additional annual retainer of $10,000. Other members of our Audit Committee received an additional annual retainer of $7,500, and other members of our Corporate Governance and Compensation Committee received an additional annual retainer of $5,000. The independent lead director of our Board received an additional annual retainer of $20,000.

All RSU grants fully vest on the first anniversary of the date of grant. In addition, all awards fully vest at the director’s disability or death. Directors may elect to defer settlement of RSUs until separation from service.

We also pay the premiums on directors’ and officers’ liability and travel accident insurance policies insuring directors. We reimburse directors for their reasonable expenses incurred in connection with attending Board meetings.

Under our Deferred Compensation Plan for Directors, any non-management director may elect to defer, with certain limitations, his or her retainer. Deferred compensation may be notionally invested in BellRing common stock equivalents or in a number of mutual funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives. Deferrals in our common stock equivalents receive a 33 and 1/3% Company matching contribution, also credited in BellRing common stock equivalents. Balances are paid upon leaving the Board of Directors, generally in cash, in one of three ways: (1) lump sum payout; (2) five-year installments or (3) ten-year installments.

Directors who also are full-time officers or employees of the Company receive no additional compensation for serving as directors.

We maintain stock ownership guidelines applicable to all non-management directors. See Certain Other Compensation Policies — Stock Ownership Guidelines for more details.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During our fiscal year 2023, the Corporate Governance and Compensation Committee was composed of Messrs. Stein and Erickson and Ms. Kuperman Johnson. There are no relationships involving the members of our Corporate Governance and Compensation Committee or our executive officers that are required to be disclosed under Item 407(e)(4) of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The Corporate Governance and Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Corporate Governance and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement (and incorporated by reference into the Company’s 2023 Annual Report). This report is provided by the following independent directors, who comprise all of the members of the Corporate Governance and Compensation Committee:

Elliot H. Stein, Jr., Chairman

Thomas P. Erickson

Jennifer Kuperman Johnson

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information about the total compensation earned during fiscal 2023, fiscal 2022 and fiscal 2021 by our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Robert V. Vitale(1)	2023	—	—	—	—	—	167,497	—	167,497
Executive Chairman	2022	—	—	14,935,000	—	—	—	—	14,935,000
	2021	—	—	—	—	—	—	—	—

Darcy Horn Davenport	2023	700,000	—	5,105,600	—	875,000	73,969	47,335	6,801,904
President and Chief Executive Officer	2022	625,000	—	3,286,834	165,934	944,125	—	24,120	5,046,013
	2021	625,000	—	797,489	834,474	1,171,875	107,340	28,889	3,565,067

Paul A. Rode	2023	455,000	—	1,089,182	—	295,750	17,992	20,904	1,878,828
Chief Financial Officer	2022	420,000	—	764,319	31,264	317,226	—	19,316	1,552,125
	2021	400,000	—	257,482	269,439	372,000	29,474	18,316	1,346,711

Douglas J. Cornille	2023	430,000	—	956,932	—	279,500	10,472	18,229	1,695,133
SVP, Marketing - Premier Nutrition	2022	380,000	—	713,095	—	287,508	—	20,305	1,400,908
	2021	330,750	—	414,995	—	257,985	27,839	18,598	1,050,167

Craig L. Rosenthal	2023	400,000	—	816,852	—	220,000	—	22,326	1,459,178
SVP and General Counsel	2022	345,000	—	580,754	12,743	220,490	—	20,657	1,179,644
	2021	300,000	—	157,493	164,801	234,000	—	18,448	874,742

Robin Singh	2023	370,000	—	269,982	—	203,500	—	18,084	861,566
SVP, Operations - Premier Nutrition	2022	345,000	—	228,924	—	220,869	—	18,334	813,127
	2021	330,235	—	204,991	—	257,583	—	18,536	811,345

(1)

Mr. Vitale is the President and Chief Executive Officer of Post and is compensated by Post for his services as an employee of Post. Mr. Vitale’s fiscal 2023, fiscal 2022 and fiscal 2021 compensation and the benefit plans in which he participates are fully disclosed in Post’s filings with the SEC.

(2)

For fiscal 2023, the amounts relate solely to awards of PRSUs of our common Stock (the “BellRing PRSUs”) granted in the fiscal year except for Mr. Singh, whose stock award in fiscal 2023 consisted solely of RSUs of our common stock (the “BellRing RSUs”). The awards reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718, and do not correspond to the actual values that will be realized by the NEOs. For the BellRing RSUs and the BellRing PRSUs, see Note 15 to the Company’s fiscal year 2023 financial statements beginning on page 65 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 for a discussion of the determination of these amounts under FASB ASC Topic 718.

(3)	Represents the incremental fair value expensed in connection with adjustments to outstanding option awards in the Reorganization Transactions.
(4)

For fiscal 2023, the amounts reported in this column reflect bonuses paid to the NEOs under the BellRing Brands, Inc. Senior Management Bonus Program, discussed above in Compensation Discussion & Analysis. For fiscal 2023, amounts payable to our NEOs pursuant to awards granted under the program were determined based on achievement of corporate or business unit goals and other achievements considered in the discretion of the Corporate Governance and Compensation Committee. See “Compensation Discussion & Analysis - 2023 Compensation Elements - Annual Bonus (Senior Management Bonus Program) on page 33 of this proxy statement.
(5)

As a wholly-owned subsidiary of Post, in fiscal 2019, our NEOs were eligible to participate in the following non-qualified deferred compensation plans maintained by Post for key employees: the Deferred Compensation Plan for Key Employees and the Executive Savings Investment Plan. Our NEOs are no longer eligible for deferrals under the Post Deferred Compensation Plan for Key Employees and the Post Executive Savings Investment Plan effective January 1, 2020. The Company does not maintain any deferred compensation plans for its employees. The amounts reported in this column represent the aggregate earnings on the respective NEO’s account under Post’s Deferred Compensation Plan for Key Employees and Executive Savings Investment Plan.

(6)	Amounts shown in “All Other Compensation” column include the following:

	Matching Contributions ($)	Life Insurance Premiums ($)	Personal Use of Aircraft ($)	Miscellaneous ($)	Total ($)

Robert V. Vitale(a)	—	—	—	—	—

Darcy Horn Davenport	19,800	1,029	25,936	570	47,335

Paul A. Rode	19,800	1,029	—	75	20,904

Douglas J. Cornille	16,675	1,029	—	525	18,229

Craig L. Rosenthal	20,775	1,026	—	525	22,326

Robin Singh	16,650	1,029	—	405	18,084

(a)

Mr. Vitale is the President and Chief Executive Officer of Post and is compensated by Post for his services as an employee of Post. Mr. Vitale’s fiscal 2023, fiscal 2022 and fiscal 2021 compensation and the benefit plans in which he participates are fully disclosed in Post’s filings with the SEC.

Grants of Plan-Based Awards

The following table provides, for each of the NEOs, information concerning cash awards under our annual incentive plan for fiscal year 2023 and grants of equity awards made during fiscal year 2023. The non-equity incentive plan awards disclosed below are part of our Senior Management Bonus Program. The plan has threshold, target and maximum payouts, as set forth below, based on achievement of corporate or business unit performance measures; however, achievement below the threshold performance measures generally will result in a lower cash award payout (to the extent discretion is exercised) or no cash award payout at all. In November 2023, awards were determined to have been achieved for each of the NEOs based on a combination of achievement of the corporate or business unit performance measures in the amounts set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” Awards of RSUs were made under our

2019 Long-Term Incentive Plan. See Compensation Discussion and Analysis for further information about the awards listed below.

			Estimated future payouts under non- equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All Other Stock Awards: Number of Shares or Units (#)(3)	Grant date fair value of stock and option awards(4)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert V. Vitale(5)	—	—	—	—	—	—	—	—	—	—

Darcy Horn Davenport	Annual Incentive		437,500	875,000	1,312,500
	PRSUs	11/11/22				56,403	112,806	293,295		5,105,600

Paul A. Rode	Annual Incentive		147,875	295,750	443,625
	PRSUs	11/11/22				12,032	24,065	62,569		1,089,182

Douglas J. Cornille	Annual Incentive		139,750	279,500	419,250
	PRSUs	11/11/22				10,571	21,143	54,971		956,932

Craig L. Rosenthal	Annual Incentive		110,000	220,000	330,000
	PRSUs	11/11/22				9,024	18,048	46,924		816,852

Robin Singh	Annual Incentive		101,750	203,500	305,250
	RSUs	11/11/22							10,667	269,982

(1)

These columns consist of threshold, target and maximum annual incentive targets for fiscal year 2023 under our Senior Management Bonus Program. The “Threshold” column represents the amount payable to the NEO if the threshold performance level is achieved. If the threshold performance level is not achieved, the NEO may receive a lower cash award payout (to the extent discretion is exercised) or no cash award payout at all. The “Target” column represents the payout amount if the specified performance targets are achieved. The “Maximum” column represents the maximum payout possible. See the Summary Compensation Table for actual amounts paid under the Senior Management Bonus Program.

(2)	This column contains the number of PRSUs granted in fiscal year 2023.
(3)	This column contains the number of RSUs granted in fiscal year 2023.
(4)	This column represents the grant date fair value of equity awards calculated in accordance with FASB ASC Topic 718.
(5)

Mr. Vitale is the President and Chief Executive Officer of Post and is compensated by Post for his services as an employee of Post. Mr. Vitale’s fiscal 2023, fiscal 2022 and fiscal 2021 compensation from Post and the Post benefit plans in which he participates are fully disclosed in Post’s filings with the SEC.

Outstanding Equity Awards at September 30, 2023

The following table sets forth information on exercisable and unexercisable options and unvested RSU and PRSU awards held by our named executive officers on September 30, 2023.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(10) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(11)

Robert V. Vitale(1)	—		—		—		—			780,000	(5)	32,159,400
							66,667	(6)	2,748,680

Darcy Horn Davenport	14,828	(2)	—		48.10	11/14/2026				120,843	(5)	4,982,357
										293,295	(7)	12,092,553
	23,688	(2)	—		53.63	12/1/2027	30,731	(6)	1,267,039
	18,296	(2)	—		62.10	11/13/2028	14,807	(8)	610,493
	84,873	(3)	—		17.30	11/20/2029
	77,717	(4)	41,987	(4)	17.96	11/12/2030

Paul A. Rode	25,093	(4)	13,557	(4)	17.96	11/12/2030	1,483	(9)	127,152
										27,750	(5)	1,144,133
										62,569	(7)	2,579,720
							7,058	(6)	291,001
							4,781	(8)	197,120

Douglas J. Cornille										25,891	(5)	1,067,486
										54,971	(7)	2,266,454
							6,584	(6)	271,458
							7,706	(8)	317,718

Craig L. Rosenthal	7,879	(4)	7,881	(4)	17.96	11/12/2030				21,086	(5)	869,376
										46,924	(7)	1,934,677
							5,362	(6)	221,075
							2,925	(8)	120,598

Robin Singh							5,992	(6)	247,050
							3,063	(8)	126,287
							7,111	(10)	293,187

(1)

Mr. Vitale is the President and Chief Executive Officer of Post and is compensated by Post for his services as an employee of Post. Mr. Vitale’s fiscal 2023, fiscal 2022 and fiscal 2021 compensation from Post and the Post benefit plans in which he participates are fully disclosed in Post’s filings with the SEC.

(2)	Non-qualified Post stock options.
(3)	Non-qualified Company stock options.
(4)	Non-Qualified Company stock options; vest and become exercisable on November 12, 2023.
(5)

In accordance with instruction 3 to Item 402(f)(2) of Regulation S-K, Company PRSUs reported at maximum for all named executive officers based on performance at 260% of target as of September 30, 2023; service-based restrictions lapse on November 11, 2024 and vesting is subject to the satisfaction of performance conditions. The PRSUs will be paid in shares of the Company’s common stock within sixty days from the vesting date.

(6)

Company RSUs; service-based restrictions lapse in equal installments on November 11, 2023 and 2024. The RSUs will be paid in shares of the Company’s common stock within sixty days from each of the applicable vesting dates.

(7)	In accordance with instruction 3 to Item 402(f)(2) of Regulation S-K, Company PRSUs reported at maximum based on performance at 260% of target as of September 30, 2023; service-based restrictions lapse on November 11, 2025 and vesting is subject to the satisfaction of performance conditions. The PRSUs will be paid in shares of the Company’s common stock within sixty days from the vesting date.
(8)	Company RSUs; service-based restrictions lapse on November 12, 2023. The RSUs will be paid in shares of the Company’s common stock within sixty days of the vesting date.
(9)

Post RSUs; service-based restrictions lapse on June 17, 2024. Each RSU will be paid out in cash equal to the greater of the grant date price of $51.43 or the fair market value of one share of Post’s common stock on the applicable vesting dates and paid within sixty days from each of the applicable vesting dates.

(10)

Company RSUs; service-based restrictions lapse in equal installments on November 11, 2023, 2024 and 2025. The RSUs will be paid in shares of the Company’s common stock within sixty days from each of the applicable vesting dates.

(11)	Based on the Company’s closing stock price of $41.23 and Post’s closing stock price of $85.74, each on September 29, 2023, the last trading day of fiscal 2023.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)

Robert V. Vitale(1)	—	—	—	—

	—	—	15,365	388,888

Darcy Horn Davenport	—	—	14,805	374,715
	—	—	19,789	444,263
	—	—	3,528	89,294

Paul A. Rode	—	—	4,780	120,982
	—	—	12,008	269,580
	—	—	3,292	83,321

Douglas J. Cornille	—	—	7,704	194,988
	—	—	9,606	215,655
	—	—	2,681	67,856

Craig L. Rosenthal	—	—	2,923	73,981
	—	—	7,205	161,752
	—	—	2,996	75,829

Robin Singh	—	—	3,805	96,305
			3,963	88,969

(1)

Mr. Vitale is the President and Chief Executive Officer of Post and is compensated by Post for his services as an employee of Post. Mr. Vitale’s stock options exercise and stock awards vested in fiscal year 2023, if any, are fully disclosed in Post’s filings with the SEC.

(2)	All equity awards valued at the closing price of our common stock as reported on the NYSE on the date of vesting.

Potential Payments Upon Termination of Employment or Change in Control

In the event of an involuntary termination of employment, each of our NEOs is eligible for compensation and benefits under their respective severance and change in control agreements (other than Mr. Vitale, who has no such agreement) and equity compensation award agreements as described below. Except for the treatment of his equity compensation awards granted by the Company, Mr. Vitale is not eligible to receive any other benefits upon a termination of his employment by us. Mr. Vitale is the President and Chief Executive Officer of Post and also is compensated by Post for his services as an employee of Post as disclosed in Post’s filings with the SEC.

The table below sets forth estimates of the amounts to which each NEO would be entitled to receive from the Company pursuant to his or her severance and change in control agreement (other than Mr. Vitale, who has no such agreement) and equity compensation award agreements with us and in the event of (a) the voluntary termination of the NEO’s employment or the NEO’s retirement, (b) the involuntary not for cause termination of the NEO’s employment, (c) the involuntary termination of the NEO’s employment in connection with a change in control, or (d) the NEO’s death or disability (in conjunction with a termination), each as if such event had occurred on September 30, 2023.

Name		Voluntary Termination or Retirement ($)	Involuntary Not for Cause Termination ($)(3)	Change in Control followed by Involuntary Termination ($)(4)	Death or Disability ($)(4)

Robert V. Vitale	Cash (Salary and Bonus)	—	—	—	—
	Value of Stock and Option Awards	—	20,217,006	32,159,400	32,159,400
	Non-qualified Deferred Compensation	—	—	—	—
	Health Benefits and Insurance	—	—	—	—
	Total		20,217,006	32,159,400	32,159,400

Darcy Horn Davenport	Cash (Salary and Bonus)	—	3,150,000	4,725,000	—
	Value of Stock and Option Awards(1)	—	12,297,634	22,665,660	22,665,660
	Non-qualified Deferred Compensation(2)	582,164	582,164	582,164	582,164
	Health Benefits and Insurance	—	42,202	63,303	—
	Total	582,164	16,072,000	28,036,127	23,247,824

Paul A. Rode	Cash (Salary and Bonus)	—	750,750	1,501,500	—
	Value of Stock and Option Awards(1)	—	2,066,875	4,923,041	4,923,041
	Non-qualified Deferred Compensation(2)	143,124	143,124	143,124	143,124
	Health Benefits and Insurance	—	21,254	42,508	—
	Total	143,124	2,982,003	6,610,173	5,066,165

Douglas J. Cornille	Cash (Salary and Bonus)	—	709,500	1,419,000	—
	Value of Stock and Option Awards(1)	—	1,341,047	3,923,117	3,923,117
	Non-qualified Deferred Compensation(2)	86,807	86,807	86,807	86,807
	Health Benefits and Insurance	—	7,032	14,064	—
	Total	86,807	2,144,386	5,442,988	4,009,924

Craig L. Rosenthal	Cash (Salary and Bonus)	—	620,000	1,240,000	—
	Value of Stock and Option Awards(1)	—	1,301,749	3,329,070	3,329,070
	Non-qualified Deferred Compensation(2)	—	—	—	—
	Health Benefits and Insurance	—	21,687	43,374	—
	Total	—	1,943,436	4,612,444	3,329,070

Name		Voluntary Termination or Retirement ($)	Involuntary Not for Cause Termination ($)(3)	Change in Control followed by Involuntary Termination ($)(4)	Death or Disability ($)(4)

Robin Singh	Cash (Salary and Bonus)	—	573,500	1,147,000	—
	Value of Stock and Option Awards(1)	—	—	666,524	666,524
	Non-qualified Deferred Compensation(2)	—	—	—	—
	Health Benefits and Insurance	—	7,536	15,072	—
	Total	—	581,036	1,828,596	666,524

(1)

All unvested Post RSU and option awards were valued at the closing price of Post’s common stock on September 30, 2023 of $85.74. All unvested Company RSU and option awards were valued at the closing price of our common stock on September 30, 2023 of $41.23. All unvested Company PRSU awards were value at maximum performance at the closing price of our common stock on September 30, 2023 of $41.23. Stock options are valued at the difference between the exercise price of the stock option and the applicable closing price on September 30, 2023.

(2)	All amounts to be paid in lump sum unless otherwise specified.
(3)

Includes accelerated pro rata vesting of PRSUs at maximum for all named executive officers, in each case based on actual performance as of September 30, 2023, and vested stock options for all named executive officers other than Mr. Vitale.

(4)

Includes accelerated vesting of PRSUs at maximum based on actual performance as of September 30, 2023 and accelerated vesting of all RSUs for all named executive officers and vested stock options for all named executive officers other than Mr. Vitale.

Potential Payments under the Severance and Change in Control Agreements

We have entered into separate Severance and Change in Control Agreements with each of our named executive officers other than Mr. Vitale (the “Severance and CIC Agreements”). Under the Severance and CIC Agreements, all of our NEOs, other than Mr. Vitale, are eligible for severance benefits in the event his or her employment is terminated involuntarily other than for “cause.” Severance benefits relating to a termination other than for “cause” and not in connection with a “change in control” or resulting from an executive’s death or disability consist of the following:

•

Cash payments equal to one times, or 1.0x (or two times, or 2.0x, in the case of Ms. Davenport), the sum of (a) executive’s base salary, plus (b) executive’s target bonus for the year in which the termination occurs (the “Standard Severance Benefits”), payable in substantially equal installments in accordance with the Company’s regular payroll practices over 12 months (or 24 months in the case of Ms. Davenport) commencing 60 days after the date of termination (each, the applicable “Standard Severance Period”); and

•	Payment of the cost of COBRA healthcare continuation coverage for up to 12 months (24 months for Ms. Davenport).

Severance benefits relating to a termination other than for “cause” that occurs within six months before or 24 months after a “change in control” consist of:

•

A lump sum cash payment equal to two times, or 2.0x (or three times, or 3.0x, in the case of Ms. Davenport), the sum of (a) executive’s base salary, plus (b) executive’s target bonus for the year in which the termination occurs, payable within 60 days after the date of termination; provided, however, that if the change in control does not constitute a change in control within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the portion of such severance up to the amount of the Standard Severance Benefits shall be payable in equal installments in accordance with the Company’s regular payroll practices over the Standard Severance Period; and

•	Payment of the cost of COBRA healthcare continuation coverage for up to 24 months (36 months for Ms. Davenport).

The payment of the foregoing severance benefits to an executive under a Severance and CIC Agreement is in each case subject to the executive entering into a customary release of claims with the Company. The Severance and CIC Agreements also provide for customary non-competition and non-solicitation restrictive covenants for the duration of the applicable Standard Severance Period.

Under the Severance and CIC Agreements, the following definitions apply:

•

“cause” means: (i) the continued failure by executive to devote reasonable time and effort to the performance of Executive’s duties (other than any such failure resulting from executive’s incapacity due to physical or mental illness) after written demand therefor has been delivered to executive by the Company that specifically identifies how Executive has not devoted reasonable time and effort to the performance of executive’s duties; or (ii) the willful engaging by executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or (iii) executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; in any case as determined by the Board upon the good faith vote of not less than a majority of the Board, after reasonable notice to executive specifying in writing the basis or bases for the proposed termination for Cause and after executive has been provided an opportunity to be heard before a meeting of the Board held upon reasonable notice to all directors; provided, however, that a termination for Cause shall not include a termination attributable to: (1) bad judgment or negligence on the part of executive other than habitual negligence; (2) an act or omission believed by executive in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by executive to be lawful; or (3) the good faith conduct of executive in connection with a Change in Control (including executive’s opposition to or support thereof).

•	“change in control” has the same definition as under the 2019 LTIP, and means, except as otherwise provided in a separate written agreement, any of the following:

(i)	Individuals who constitute the Board cease for any reason to constitute at least a majority of the Board.

(ii)

An individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) directly or indirectly acquires or beneficially owns (as defined in Rule 13d-3 under the Exchange Act, or any successor rule thereto) (in each case, together with such individual’s, entity’s or group’s prior ownership of the Company) the right to direct the vote with respect to more than 50% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (“Voting Control”), provided, however, that the following acquisitions and beneficial ownership shall not constitute a Change in Control;

(A)	any direct or indirect acquisition or beneficial ownership by the Company or any of its Subsidiaries,

(B)

the direct or indirect acquisition or beneficial ownership of additional securities of the Company entitled to vote generally in the election of directors or of the right to direct the vote of such securities by an individual, entity or group who already beneficially owns Voting Control, or

(C)	any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of more of its Subsidiaries.

(iii)	Consummation of a reorganization, merger, share exchange or consolidation (a “Business Combination”), unless in each case following such Business Combination:

(A)

all or substantially all of the individuals, entities or groups who were the beneficial owners of Voting Control immediately prior to such Business Combination beneficially own, directly or indirectly, the right to direct the vote with respect to more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company through one or more subsidiaries);

(B)

no individual, entity or group (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, the right to direct the vote with respect to more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination, except to the extent that such individual, entity or group beneficially owned Voting Control prior to the Business Combination; and

(C)

at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, approving such Business Combination.

(iv)	The Company shall sell or otherwise dispose of all or substantially all of the assets of the Company (in one transaction or a series of transactions).

(v)	The stockholders of the Company shall approve a plan to liquidate or dissolve the Company and the Company shall commence such liquidation or dissolution of the Company.

Notwithstanding the foregoing, any direct or indirect spin-off, split-off or similar transaction involving Company securities by any stockholder of the Company to the stockholder’s stockholders shall not constitute a Change in Control. Notwithstanding anything herein to the contrary, an event described herein shall be considered a Change in Control hereunder only if it also constitutes a “change in control event” under Section 409A of the Code, to the extent necessary to avoid the adverse tax consequences thereunder.

Equity Grant Agreements

Equity awards granted to officers under the BellRing Brands, Inc. 2019 Long-Term Incentive Plan (the “2019 LTIP”) are subject to special provisions in the event of certain involuntary terminations and/or a change in control (as defined in the 2019 LTIP) as described herein. Equity awards granted under the 2019 LTIP fully vest if the grantee experiences a qualifying termination “in connection with” a change in control, with the specific timeframes surrounding the change in control during which the termination must occur set forth in the applicable award agreement. The 2019 LTIP further provides that the award agreement will specify, with respect to performance-based targets, all performance goals or other vesting criteria will be either deemed achieved at 100% target levels and adjusted pro rata based on the applicable portion of the performance period which has passed, (b) vested based upon actual performance levels or (c) the greater of (a) or (b). Additionally, all other terms and conditions of the equity award will be deemed to be met. With respect to stock options and RSUs granted to our NEOs pursuant to the 2019 LTIP, the termination of employment is deemed to be in connection with a change in control if it occurs during the three-month period prior to, or the twenty-four-month period beginning upon, the date of the change in control.

Additional vesting rules for equity awards are as follows:

•	Equity awards issued to officers under the 2019 LTIP vest in whole upon a termination because of death or disability.

•	Award agreements issued under the 2019 LTIP provide that if the officer’s employment with a Company affiliate terminates as a result of the sale of his or her employing business or that Company affiliate, and the acquirer does not agree to assume the award on substantially the same terms, then the award fully vests.

•	Vested stock options granted under the 2019 LTIP will remain exercisable until the expiration of the award under its terms.

Employment Agreements

None of our named executive officers has an employment agreement with the Company.

Director Compensation for the Fiscal Year Ended September 30, 2023

All non-management directors received an annual retainer of $60,000. The chairperson of our Audit Committee receives an additional annual retainer of $15,000 and all other members of the Audit Committee receive an additional annual retainer of $7,500. The chairperson of our Corporate Governance and Compensation Committee receives an additional annual retainer of $10,000 and all other members of the Corporate Governance and Compensation Committee receives an additional annual retainer of $5,000. The independent lead director of our Board receives an additional annual retainer of $20,000.

In addition to cash compensation, all non-management directors received an annual grant in the form of RSUs with a grant date fair value of approximately $110,000 calculated in accordance with FASB ASC Topic 718. All awards fully vest on the first anniversary of the date of grant. All RSU awards fully vest at the director’s disability or death, but RSUs shall be forfeited and cancelled upon a director’s earlier resignation or removal. Directors may elect to defer settlement of RSUs until separation from service.

We also pay the premiums on directors’ and officers’ liability and travel accident insurance policies insuring directors. We reimburse directors for their reasonable expenses incurred in connection with attending Board meetings.

Under our Deferred Compensation Plan for Directors, any non-management director may elect to defer, with certain limitations, his or her cash retainer, in whole or in part. Deferred compensation may be notionally invested in BellRing common stock equivalents or in a number of mutual funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives. Deferrals in our common stock equivalents receive a 33 1/3% Company matching contribution, also credited in BellRing common stock equivalents. Balances are paid upon leaving the Board of Directors, generally in cash, in one of three ways at the election of each director: (1) lump sum payout; (2) five-year installments or (3) ten-year installments.

Directors who also are full-time officers or employees of the Company or Post receive no additional compensation for serving as directors.

We maintain stock ownership guidelines applicable to all non-management directors. See Other Compensation Policies - Stock Ownership Guidelines under Compensation Discussion for more details.

The following table sets forth the compensation paid to non-management directors for fiscal year 2023, other than reimbursement for travel expenses.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Qualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)

Thomas P. Erickson	80,000	109,972	—	275,585	26,667	492,224

Jennifer Kuperman Johnson	65,000	109,972	—	225,325	21,667	421,964

Chonda J. Nwamu	67,500	109,972	—	63,203	19,688	260,363

Elliot H. Stein, Jr.	97,500	109,972	—	2,756	6,094	216,322

(1)

These amounts represent the grant date fair value of 3,800 RSUs granted on February 1, 2023 to each of Ms. Kuperman Johnson, Ms. Nwamu and Messrs. Erickson and Stein. The grant date fair values are computed in accordance with FASB ASC Topic 718, and do not correspond to the actual values that will be realized by the non-management directors. See Note 15 to the Company’s fiscal year 2023 financial statements in the Company’s Annual Report on Form 10-K for a discussion of the determination of these amounts under FASB ASC Topic 718. The awards granted on February 1, 2023 to each of Ms. Kuperman Johnson, Ms. Nwamu and Messrs. Erickson and Stein fully vest on the first anniversary of the date of grant. The common stock issued pursuant to all such awards must be held until the director has met the ownership requirements under our Stock Ownership Guidelines; however, shares are permitted to be sold to the extent necessary to satisfy any tax obligations relating to the vesting and delivery of such shares. In addition, all awards fully vest at the director’s disability or death.

(2)	The number of unvested RSUs held by each non-management director as of September 30, 2023 was: Ms. Kuperman Johnson, 3,800 RSUs; Mr. Stein, 4,774 RSUs; and Mr. Erickson and Ms. Nwamu, 4,635 RSUs.
(3)

The amounts reported in this column reflect earnings on the respective non-management director’s account under our Deferred Compensation Plan for Directors for all non-management directors who elected to participate in the plan.

(4)

These amounts represent the 33 1/3% match on deferrals into common stock equivalents under the Deferred Compensation Plan for Directors for all non-management directors who elected to participate in the plan.

CEO PAY RATIO

Pursuant to Item 402(u) of Regulation S-K, the Company is required to disclose the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee of the Company for fiscal year 2023. The annual total compensation of our median employee was $117,466. The annual total compensation of our Chief Executive Officer was $6,801,904. The ratio of our Chief Executive Officer’s annual total compensation to the median employee’s annual total compensation was 58 to 1.

The annual total compensation of our median employee and our Chief Executive Officer as set forth in the paragraph above includes the value of employer-provided health and welfare benefits in the amount of $5,452 and $15,208, respectively, that are not included in the Chief Executive Officer’s total compensation in the Summary Compensation Table above.

We used the following methodology and material assumptions to identify our median employee in fiscal year 2023:

1.	The median employee was identified using employee information as of July 1, 2023, excluding our Chief Executive Officer, of approximately 382 employees.

2.

We used base pay as the consistently applied compensation measure to identify our new median employee. From our employee population, we collected additional compensation data for a group of employees who were paid within a relatively narrow range around our estimated median’s consistently applied compensation measure. From this group, we selected an employee who was reasonably representative of our workforce to be our new median employee.

The ratio presented above is a reasonable estimate calculated in a manner consistent with SEC rules and regulations, based upon the Company’s payroll and employment records and the methodology described above. The ratio may not be comparable to those reported by other companies due to differences in industry, business models, scope of international operations and scale, as well as the different estimates, assumptions and methodologies applied by other companies in calculating their ratios.

SECURITY OWNERSHIP OF CERTAIN STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

The table below indicates the persons or entities known to us to be the beneficial holders of more than 5% of our common stock, each par value $0.01 per share, as of November 10, 2023. The information set forth in the table below is based solely upon information included in Schedule 13D, Schedule 13F and Schedule 13G filings as of the most recent practicable date. We have no reason to believe that such information is not complete or accurate or that a statement or amendment to any Schedule 13D, Schedule 13F or Schedule 13G filing should have been filed and was not.

Name and Address of Beneficial Owner of Class	Number of Shares	Percentage(4)

BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10055	15,313,229	11.7%

Vanguard Group, Inc.(2) P.O. Box 2600 V26 Valley Forge, Pennsylvania 19482	13,125,484	10.0%

(1)

The shares set forth in the table reflect the number of shares beneficially owned as of September 30, 2023, based on a Form 13F-HR dated November 13, 2023, filed by BlackRock, Inc. According to the Form 13F-HR, BlackRock, Inc. exercises sole investment power with respect to all shares and has sole voting power with respect to 15,037,102 shares and no voting power with respect to 276,127.

(2)

The shares set forth in the table reflect the number of shares beneficially owned as of September 30, 2023, based on a Form 13F-HR dated November 14, 2023, filed by Vanguard Group, Inc. According to the Form 13F-HR, Vanguard Group, Inc. exercises sole investment power with respect to 12,849,742 shares, shared-defined investment power with respect to 275,752 shares, shared voting power with respect to 134,417 shares and no voting power with respect to 12,991,067 shares.

(3)

The percentage of common stock beneficially owned was calculated based upon 131,084,271 shares of common stock issued and outstanding as of November 14 2023, plus the number of RSUs that vest within 60 days of that date (0), plus the number of vested RSUs deferred by certain directors until retirement from the BellRing Board of Directors (66,136 shares), plus the number of common shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date (258,987 shares), by all directors, director nominees and executive officers.

Security Ownership of Management

The following table shows the shares of our common stock beneficially owned, as of November 10, 2023, by each of our directors, director nominees and named executive officers and by our directors, director nominees and executive officers as a group. Except as noted, all such persons possess sole voting and dispositive power with respect to the shares listed. In general, “beneficial ownership” includes those shares an individual has the power to vote or transfer, and options or other equity awards that are vested and exercisable or that become vested and/or exercisable within 60 days. An asterisk in the column listing the percentage of shares outstanding indicates that the person owns less than 1% of the common stock outstanding.

Name	Number of Shares Beneficially Owned		RSUs Vesting Within 60 Days	Exercisable Options(1)	Total	% of Shares Outstanding (2) (3)	Other Stock- Based Items(4)	Total Stock- Based Ownership

Robert V. Vitale	662,394	(5)	—	—	662,394	*	—	662,394

Darcy Horn Davenport	89,975		30,172	204,577	324,724	*	—	324,724

Thomas P. Erickson	18,308	(6)	417	—	18,725	*	15,340	34,065

Jennifer Kuperman Johnson	17,981	(6)	—	—	17,891	*	12,532	30,423

Chonda J. Nwamu	11,468	(6)	417	—	11,885	*	4,624	16,509

Elliot H. Stein, Jr.	22,379	(7)	486	—	22,865	*	658	23,523

Paul A. Rode	43,561		8,310	38,650	90,521	*	—	90,521

Douglas J. Cornille	26,153		10,998	—	37,151	*	—	37,151

Craig L. Rosenthal	32,492		5,606	15,760	53,858	*	—	53,858

Robin Singh	12,839		10,357	—	23,196	*	—	23,196

All directors and executive officers as a group (10 people)	937,460		66,763	258,987	1,263,210	0.8%	33,154	1,296,364

(1)

Includes the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of November 14, 2023, by all directors, director nominees and executive officers.

(2)

The number of shares outstanding for purposes of this calculation for each individual was the number of shares outstanding as of November 14, 2023 (131,084,271 shares), plus the number of RSUs that vest within 60 days of that date for such individual, plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date, by such individual.

(3)

The number of shares outstanding for purposes of this calculation for all directors, director nominees and executive officers as a group was the number of shares outstanding as of November 14, 2023 (131,084,271 shares), plus the number of RSUs that vest within 60 days of that date (66,763 shares), plus the number of vested RSUs deferred by certain directors until retirement from the Board of Directors (66,046), plus the number of shares which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date (258,987 shares), by all directors, director nominees and executive officers.

(4)

Includes indirect interests in shares of our common stock held under our Deferred Compensation Plan for Directors. Although indirect interests in shares of our common stock under deferred compensation plans may not be voted or transferred, they have been included in the table above as they represent an economic interest in our common stock that is subject to the same market risk as ownership of actual shares of our common stock.

(5)

Includes 368,478 shares held in trusts for the benefit of Mr. Vitale and 16,432 shares held in a trust for the benefit of his spouse. Mr. Vitale also has shared voting and investment power with respect to 114,101 shares held by his spouse.

(6)	Comprised of vested RSUs that the director has elected to defer until retirement from the Board of Directors.
(7)	Includes 18,379 vested RSUs that the director has elected to defer until retirement from the Board of Directors.

Delinquent Section 16(a) Reports

Our Section 16 officers and directors are required under the Exchange Act to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE. Copies of those reports also must be furnished to us. Based on our review of these filings, one person failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years as follows: Director Shawn M. Conway failed to timely file his initial statement of beneficial ownership on Form 3 upon his election to our Board of Directors effective as of October 1, 2023. Mr. Conway’s Form 3 reporting that he does not own any shares of capital stock of the Company was filed on December 5, 2023.

Equity Compensation Plan Information

The following table summarizes information, as of September 30, 2023, relating to equity compensation plans of the Company (including individual compensation arrangements) pursuant to which equity securities of the Company are authorized for issuance.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights		(b) Weighted-Average Exercise Price of Outstanding Options and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))(2)

Equity Compensation Plans Approved by Stockholders	2,861,973	(3)	$17.74	4,953,581

Equity Compensation Plans Not Approved by Stockholders	—		—	—

Total	2,861,973		$17.74	4,953,581

(1)	Weighted average exercise price of outstanding options; excludes RSUs and PRSUs.
(2)	These shares of commons stock are available under our 2019 Long-Term Incentive plan.
(3)

Includes shares issuable upon the exercise of 258,987 outstanding non-qualified stock options, 539,490 outstanding RSUs that will be settled in shares of our common stock, 1,989,863 outstanding PRSUs that will be settled in shares of our common stock (which amount reflects vesting at the maximum vesting level of 260%, if all of these outstanding PRSUs vest at the target vesting level instead of the maximum vesting level, 765,332 PRSUs would vest instead of 1,989,863) and 33,154 vested units under our deferred compensation plan for directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Governing Related Party Transactions

Our written code of conduct for directors, officers and employees contains written conflict of interest policies that are designed to prevent each director and executive officer from engaging in any transaction that could be deemed a conflict of interest.

Our related person transactions policy provides that any related person transaction covered by the policy must be reviewed and approved or ratified by our Audit Committee (or an independent and disinterested sub-committee thereof). Our related party transactions policy applies to any transaction that would be required by the SEC to be disclosed in our proxy statement, as well as certain transactions with Post.

The Audit Committee will not approve or ratify any related person transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of us and our stockholders and complies with applicable law. In considering a related party transaction, the Committee will take into account relevant facts and circumstances, including the following:

•	whether the terms of the transaction are no less favorable to us than terms generally available to an unaffiliated third party under similar circumstances;

•	the materiality of the director’s or officer’s interest in the transaction, including any actual or perceived conflicts of interest; and

•	the importance of the transaction and the benefit (or lack thereof) of such transaction to us.

Related Party Transactions

In addition to the director and executive officer compensation arrangements discussed above under Compensation of Officers and Directors, the following is a description of each transaction since the beginning of our last fiscal year and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers or holders of more than five percent of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

On March 10, 2022, we and Post completed a series of transactions resulting in the spin-off of approximately 80.1% of Post’s ownership interests in us to its stockholders and our reorganization, as more fully disclosed in our Current Report on Form 8-K as filed with the SEC on March 10, 2022 (the “Reorganization Transactions”). In connection with the Reorganization Transactions, on March 10, 2022, we and Post and certain of our predecessor affiliates agreed to amend and restate the below-described employee matters agreement and master services agreement and entered into a new tax matters agreement and registration rights agreement. As of November 25, 2022, Post no longer owns any outstanding shares of our common stock. Transactions with Post continue to be considered related party transactions as certain of the Company’s directors serve as officers or directors of Post.

Amended and Restated Employee Matters Agreement

The amended and restated employee matters agreement covers a wide range of compensation and benefit matters, including:

•

RSU awards issued to employees of us or our subsidiaries (or our or their predecessors) under certain Post equity incentive plans, which remain unsettled or outstanding as of March 10, 2022, will either:

(i) accelerate at the time that Post and we are no longer affiliated, or (ii) vest or be forfeited, in each case, based on their original terms. With respect to nonqualified stock option awards held by Ms. Davenport under certain Post equity incentive plans, such non-qualified stock option awards may be amended to extend their exercise period to 10 years from the date of grant of such options. We will reimburse Post for the accounting cost related to the monthly expense and any accounting charges or costs resultant from any accounting modification of an equity award including, but not limited to, any extension of any exercise period or any acceleration or change in vesting provision. In addition, we will reimburse Post for the employer-related payroll expense, and any other financial obligations relating to any such outstanding awards while outstanding. Any RSUs denominated in Post common stock and options to purchase Post common stock will be adjusted in a manner and at a time consistent with other equity awards issued by Post under its equity incentive plans.

•

We and Post will, and will cause our respective subsidiaries to, take such commercially reasonable actions with regard to benefit and payroll carriers and vendors, and contracts regarding the same, as may be reasonably necessary or appropriate in order to transition relevant contracts, to fulfill their respective obligations under the amended and restated master services agreement and to ensure continuity of employee benefits for employees of us or our subsidiaries.

•	Our Employee Benefits Trustees Committee will determine the future treatment of the Post common stock fund held in our 401(k) Plan.

•

We and Post will work in good faith to administer the notional accounts held by certain employees of us or our subsidiaries under the Post Holdings, Inc. Deferred Compensation Plan for Key Employees and the Post Holdings, Inc. Executive Savings Investment Plan (collectively, the “Post nonqualified plans”) for so long as such notional accounts remain under the Post nonqualified plans.

•

Except as otherwise provided in the amended and restated employee matters agreement, we will, or will cause our subsidiaries to, assume or retain, pay, perform, fulfill and discharge: (i) all liabilities under all employee benefit plans and arrangements sponsored or maintained or contributed to by us, and all employee benefit plans and arrangements assumed or adopted by us and (ii) all liabilities, whenever incurred, with respect to the employment or termination of employment of our employees and former employees of us and their dependents and beneficiaries.

Additionally, under the amended and restated employee matters agreement, we will use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the 2019 LTIP or any successor plan, and any equity awards issued thereunder.

We and Post may terminate the amended and restated employee matters agreement by mutual consent, and Post may terminate the employee matters agreement in the event of a change of control of Post, or a change of control of us or the sale of all or substantially all of our consolidated assets.

Tax Matters Agreement

The tax matters agreement governs our and Post’s respective rights, responsibilities and obligations with respect to taxes, including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of the failure of the Reorganization Transactions to qualify for their intended tax treatment. The tax matters agreement addresses U.S. federal, state, local and non-U.S. tax matters, and sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

Under the tax matters agreement, Post is generally responsible for pre-distribution taxes relating to both its retained business and certain of our pre-distribution taxes. We are generally responsible for post-distribution taxes attributable to our nutrition business. In addition, in certain circumstances and subject to certain conditions, each party will be responsible for taxes imposed on Post that arise from the failure of the distribution, the merger and certain related transactions to qualify as tax-free transactions to the extent such failure to qualify is attributable to certain actions taken by such party (or, in certain circumstances, is attributable to actions taken by other persons) as described below.

Pursuant to the tax matters agreement, we are expected to indemnify Post for (i) all taxes for which we are responsible, as described above, and (ii) all taxes incurred by reason of certain actions or events, or by reason of any breach by us or any of our subsidiaries of any of our respective representations, warranties or covenants under the tax matters agreement that, in each case, affect the intended tax-free treatment of the transactions.

Pursuant to the tax matters agreement, Post is expected to indemnify us for (i) the taxes for which Post is responsible, as described above, and (ii) taxes attributable to a failure of the transactions to qualify as tax free, to the extent incurred by any action or failure to take any action within the control of Post.

The tax matters agreement prohibits Post and us from taking actions (or refraining from taking actions) that could reasonably be expected to cause the Reorganization Transactions to fail to qualify for their intended tax treatment. In particular, for two years after March 10, 2022, we in general may not:

•

issue any equity securities or securities that could be converted into our equity securities, including as acquisition currency for a merger or acquisition (but excluding certain equity compensation for our employees), redeem or repurchase our equity securities or our debt, or enter into any transaction pursuant to which our stock would be acquired, whether by merger or otherwise;

•	cease, or permit certain of our wholly owned subsidiaries to cease, the active conduct of the nutrition business or from holding certain assets held at the time of the distribution;

•	dissolve, liquidate or take any action that is a liquidation for U.S. federal income tax purposes (other than pursuant to the Reorganization Transactions);

•

approve or allow an extraordinary contribution to us by our stockholders in exchange for stock, redeem or otherwise repurchase (directly or indirectly) any of our common stock or amend our certificate of incorporation or other organizational documents if such amendment or other action would affect the relative voting rights of our capital stock, or redeem or otherwise repurchase (directly or indirectly) any of the debt obligations issued by us to Post (and subsequently exchanged by Post for Post debt securities) in connection with the Reorganization Transactions; or

•

sell or transfer 30% or more of the gross assets of our nutrition business, other than pursuant to sales or transfers of assets in the ordinary course of business, cash acquisitions of assets from unrelated persons in arm’s-length transactions, transfers to a person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, mandatory or optional repayment (or pre-payment) of any indebtedness of us or our subsidiaries or a sale or transfer among us and our subsidiaries.

Nevertheless, we may be permitted to take any of the actions described above during the two-year period following the distribution if Post obtains an IRS private letter ruling or, in certain circumstances, our tax counsel delivers an unqualified “will”-level tax opinion in form and substance reasonably satisfactory to Post) to the effect that the action will not affect the tax-free status of the transactions. Notwithstanding the above, under the tax matters agreement, we may make certain stock issuances that meet certain safe harbors provided in Section 1.355-7(d) of the Treasury Regulations so long as such issuances are not inconsistent with any applicable formal or informal written guidance provided by the IRS in connection with any IRS ruling request or any applicable assumptions, representations and warranties, covenants or certificates relied upon in any unqualified “will”-level tax opinion.

The tax matters agreement will be binding on and inure to the benefit of any permitted assignees and any successor to any of the parties of the tax matters agreement. The tax matters agreement may be amended only by a written instrument signed by each of the parties, and any right may be waived only in a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party to the tax matters agreement to exercise a right operates as a waiver thereof.

Amended and Restated Master Services Agreement

Under the amended and restated master services agreement, as amended on August 4, 2023 to modify the scope and pricing, and extended the term of certain services provided under it, Post provides some combination of the following services, among others, to us:

•	assistance with certain finance, internal audit, treasury, information technology support, insurance and tax matters, including assistance with certain public company reporting obligations;

•	the use of office and/or data center space;

•	payroll processing services;

•	tax compliance services; and

•	such other services as to which Post and we may agree.

The charges for these services were $4.0 million, plus certain third-party costs, in fiscal 2023. In general, the services provided by Post will continue for the periods specified in the amended and restated master services agreement, but not to exceed four years from March 10, 2022, subject to any subsequent extension or truncation agreed to by us and Post. In addition, Post may terminate (i) the amended and restated master services agreement or any services provided thereunder in the event of a change of control of Post, or a change of control of us or the sale of all or substantially all of the consolidated assets of Post or us, (ii) the amended and restated master services agreement or any services provided thereunder upon six months’ notice, or, if Post stops providing a service for its own operations, upon 60 days’ notice, (iii) any services provided to a subsidiary of us in the event of a change of control of the subsidiary or the sale of all or substantially all of its assets and (iv) any services provided to a business line or operating division of us or our subsidiaries in the event of a sale of such business line or operating division. We may terminate the amended and restated master services agreement with respect to one or more particular services being received upon such notice as provided for in the amended and restated master services agreement.

Registration Rights Agreement

The registration rights agreement terminated on November 25, 2022 when Post ceased to own any outstanding shares of our common stock.

The registration rights agreement provided Post with certain demand, shelf and piggyback registration rights with respect to its shares of our common stock, including the following:

•

Post and its affiliates had the right to cause us to conduct up to two demand registrations in any twelve-month period, subject to certain customary restrictions, which demand registrations may have taken the form of a shelf registration;

•

Post and its affiliates had the right to cause us to use commercially reasonable efforts to file and have declared effective a shelf registration statement on Form S-3 with respect to all of their shares of our common stock; and

•	Post and its affiliates had the right to participate in certain registered offerings by us.

The registration rights agreement also contained customary provisions relating to cooperation with the registration process, black-out periods and customary securities law indemnity provisions in favor of the selling stockholders. With certain customary exceptions, we were required to bear all registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the registration rights agreement. Registration rights may have been transferred by Post and its affiliates, subject to certain restrictions. No predetermined penalties or liquidated damages were payable by us if we failed to comply with the registration rights agreement.

Tax Receivable Agreement

In connection with the completion of our IPO on October 21, 2019, we entered into a tax receivable agreement with Post. The tax receivable agreement provides for the payment by us to Post of 85% of the amount of cash savings, if any, in U.S. federal income tax, as well as state and local income tax and franchise tax, that we realize (or are deemed to realize) as a result of (a) the increase in the tax basis of the assets of BellRing Brands, LLC attributable to (i) the redemption of BellRing Brands, LLC Units by Post pursuant to the limited liability company agreement, (ii) deemed sales by Post of BellRing Brands, LLC Units or assets to us or BellRing Brands, LLC, (iii) certain actual or deemed distributions from BellRing Brands, LLC to Post and (iv) certain formation transactions, (b) disproportionate allocations of tax benefits to us as a result of Section 704(c) of the Internal Revenue Code and (c) certain tax benefits (e.g., imputed interest, basis adjustments, deductions, etc.) attributable to payments under the tax receivable agreement. Payments under the tax receivable agreement are not conditioned on Post’s continued ownership of BellRing Brands, LLC Units or our common stock after the IPO. The rights of Post under the tax receivable agreement are assignable to transferees of Post’s BellRing Brands, LLC Units. We are expected to benefit from the remaining 15% of tax benefits, if any, that it may realize (or in some cases, be deemed to realize).

The actual increase in tax basis and the amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including:

•

the price of shares of our common stock in connection with the IPO and at the time of redemptions—the basis adjustments, as well as any related increase in any tax deductions, are directly related to the price of shares of our common stock at the time of the consummation of the IPO and each redemption;

•

the timing of any redemptions-for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of BellRing Brands, LLC at the time of each redemption;

•	the extent to which such redemptions are taxable—if a redemption is not taxable for any reason, increased tax deductions will not be available;

•

the amount and timing of our income—the tax receivable agreement generally requires us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the tax receivable agreement. If we do not have taxable income, we generally will not be required to make payments under the tax receivable agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes will result in payments under the tax receivable agreement;

•	any future changes in federal tax laws—if future changes in federal tax laws result in changes in the amount and timing of payments (for example, changes to interest expense limitations); and

•	any future changes in federal corporate income tax rates.

Co-Packing Agreement

On September 30, 2022, Premier Nutrition entered into a Co-Packaging Agreement with Comet Processing, Inc. (“Comet”), a wholly owned subsidiary of Post. Under the Co-Packaging Agreement, Comet Processing will manufacture for Premier Nutrition, and Premier Nutrition will purchase from Comet, certain RTD shakes. Additionally, pursuant to the Co-Packing Agreement, Premier Nutrition will reimburse Comet for certain costs and expenses incurred in the acquisition and development of property for the processing plant. During fiscal 2023, Premier Nutrition incurred, but did not pay, $2.5 million related to start-up costs pursuant to the Co-Packaging Agreement. There were no purchases of RTD shakes from Comet during fiscal 2023.

Intellectual Property License Agreement—Dymatize Enterprises, LLC and Post Consumer Brands, LLC

Effective January 1, 2020, Dymatize Enterprises, LLC (“Dymatize”) entered into an Intellectual Property License Agreement with Post Consumer Brands, LLC (“Post Consumer Brands”), a wholly owned subsidiary of Post. Under the intellectual property license agreement, which was negotiated by the parties at arm’s length, Post Consumer Brands provides Dymatize a non-exclusive license to use certain intellectual property on or in association with its manufacture, sale and distribution of certain Dymatize products in exchange for the payment of royalties. In fiscal 2023, royalty payments from Dymatize to Post Consumer Brands were $1.95 million.

Intellectual Property License Agreement – Premier Nutrition Company, LLC and Post Consumer Brands, LLC

Effective March 1, 2020, Premier Nutrition entered into an Intellectual Property License Agreement with Post Consumer Brands, a wholly owned subsidiary of Post. Under the intellectual property license agreement, which was negotiated by the parties at arm’s length, Premier Nutrition provides Post Consumer Brands a non-exclusive license to use certain intellectual property on or in association with its manufacture, sale and distribution of certain Post Consumer Brands products in exchange for the payment of royalties. In fiscal 2022, royalty payments from Post Consumer Brands to Premier Nutrition were $0.5 million.

PAY VERSUS PERFORMANCE
As required by Item 402(v) of Regulation
S-K,
the information below reflects the relationship between the executive compensation actually paid by us (“CAP”) to our CEO, as principal executive officer, and the other named executive officers (“Other NEOs”) and our financial performance for the years ended December 31, 2022, 2021 and 2020.
The disclosures included in this section are required by technical SEC rules and do not necessarily align with how the Company or the Compensation Committee views the link between our performance and the compensation of our NEOs. The Compensation Committee did not consider the required pay versus performance disclosures when making its compensation decisions for any of the years presented.
For information regarding the decisions made by our Compensation Committee with respect to the compensation of our NEOs for each fiscal year, including alignment with Company performance, please see the “Compensation Discussion and Analysis” section of the proxy statement for the fiscal years covered.

Year (a)	Summary Compensation Table Total for Darcy Horn Davenport¹ ($) (b)	Compensation Actually Paid to Darcy Horn Davenport 1,2,3 ($) (c)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($) (d)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($) (e)	Value of Initial Fixed $100 Investment based on: 4		Net Income ($ Millions) (h)	1-Year Relative TSR Percentile Rank 5 (i)
					TSR ($) (f)	Peer Group TSR ($) (g)
2023	4,321,300	17,994,026	900,745	7,132,747	222.87	113.96	165.5	97 th
2022	5,046,013	2,706,699	3,976,161	3,006,251	111.41	111.29	116.0	32 nd
2021	3,565,067	6,055,248	816,593	1,196,210	148.26	105.63	114.4	97 th

1.	Darcy Horn Davenport was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021 - 2023
Robert V. Vitale
Paul A. Rode
Douglas J. Cornille
Craig L. Rosenthal
Robin Singh

2.
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3.
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Darcy Horn Davenport ($)	Exclusion of Stock Awards and Option Awards for Darcy Horn Davenport ($)	Inclusion of Equity Values for Darcy Horn Davenport ($)	Compensation Actually Paid to Darcy Horn Davenport ($)
2023	4,321,300	(2,624,996)	16,297,722	17,994,026
2022	5,046,013	(3,452,768)	1,113,454	2,706,699
2021	3,565,067	(1,631,963)	4,122,144	6,055,248

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	900,745	(348,394)	6,580,396	7,132,747
2022	3,976,161	(3,453,220)	2,483,310	3,006,251
2021	816,593	(293,840)	673,457	1,196,210
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Darcy Horn Davenport ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Darcy Horn Davenport ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Darcy Horn Davenport ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Darcy Horn Davenport ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Darcy Horn Davenport ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Darcy Horn Davenport ($)	Total - Inclusion of Equity Values for Darcy Horn Davenport ($)
2023	11,014,937	4,903,778	—	379,007	—	—	16,297,722
2022	2,449,032	(814,041)	—	(521,537)	—	—	1,113,454
2021	2,967,958	940,221	—	213,965	—	—	4,122,144

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	1,323,286	5,103,854	—	153,256	—	—	6,580,396
2022	2,643,670	(103,176)	—	(57,184)	—	—	2,483,310
2021	499,055	141,831	—	32,571	—	—	673,457

4.
The Peer Group TSR set forth in this table utilizes the S&P Composite 1500 Packaged Foods & Meats (“S&P 1500 Packaged Foods & Meats”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended September 30, 2023. The comparison assumes $100 was invested for the period starting September 30, 2020, through the end of the listed year in the Company and in the S&P 1500 Packaged Foods & Meats, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5.
We determined
1-Year
Relative TSR Percentile Rank of Russell 3000 Food Products Index to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and
Non-PEO
NEOs in 2023. This performance measure may not have been

the most important financial performance measure for years 2022 and 2021 and we may determine a different financial performance measure to be the most important financial performance measure in future years.
Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Relationship
Between PEO
and
Non-PEO
NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our net income during the three most recently completed fiscal years.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company-Selected Measure
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our
1-Year
Relative TSR Percentile Rank during the three most recently completed fiscal years.

Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the S&P Composite 1500 Packaged Foods & Meats Index over the same period.

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2023 to Company performance. The measures in this table are not ranked.

1-Year Relative TSR Percentile Rank Net Revenue – Corporate Net Revenue – Premier Nutrition Adjusted EBITDA – Corporate Adjusted EBITDA – Premier Nutrition

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proxy Item No. 3)

The following proposal gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices with respect to our named executive officers. We are providing this vote as required by Section 14A of the Exchange Act, which was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Board of Directors believes that the overall design and function of the Company’s executive compensation program is appropriate and effective in aligning the interests of management and the Company’s stockholders and that management is properly incentivized to manage the Company in a prudent manner. Accordingly, we are asking our stockholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the stockholders advise that they approve the compensation of the named executive officers of the Company, as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables and any related material).”

Although the vote is non-binding, the Board of Directors and the Corporate Governance and Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s executive compensation program.

The Board of Directors unanimously recommends a vote “FOR” the advisory approval of the resolution set forth above.

OTHER MATTERS

Proxy Solicitation

We will bear the expense of preparing, making available or otherwise transmitting this proxy statement and the accompanying materials. We have paid certain entities for assistance with preparing this proxy statement and the proxy card. We also will pay for the solicitation of proxies. We hired Georgeson LLC to assist in the solicitation of proxies for a fee of $14,500 plus expenses. We will reimburse brokers, banks and other nominees for costs, including postage and handling, reasonably incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to the standard mail, our employees may make proxy solicitations via telephone or personal contact. Our employees will not receive additional compensation for these activities.

Stockholder Director Nominations and Proposals for the 2025 Annual Meeting

Under our Bylaws, stockholders who desire to nominate a director or present any other business at an annual meeting of stockholders must follow certain procedures. Generally, to be considered at the 2025 annual meeting of stockholders, a stockholder nomination of a director or a proposal not to be included in the proxy statement and notice of meeting must be received by the corporate secretary between October 2, 2024 and November 1, 2024. However, if the stockholder desires that the proposal be included in our proxy statement and notice of meeting for the 2025 annual meeting of stockholders, then it must be received by our corporate secretary no later than August 16, 2024 and also must comply in all respects with the rules and regulations of the SEC and the laws of the State of Delaware. A copy of the Bylaws will be furnished to any stockholder without charge upon written request to our corporate secretary.

Form 10-K and Other Filings

Promptly upon written or oral request and at no charge, we will provide a copy of any of our filings with the SEC, including our annual report on Form 10-K, with financial statements and schedules for our most recent fiscal year. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. To request a copy, stockholders can contact our corporate secretary. Our corporate secretary may be reached by telephone at (314) 644-7600 or by mail at our principal executive offices at BellRing Brands, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attention: Corporate Secretary. These documents also are available on our website at www.bellring.com and the website of the SEC at www.sec.gov. Information on our website does not constitute part of (and shall not be deemed incorporated by reference in) this proxy statement or any other document we file with the SEC.

Internet Availability of Proxy Materials

The notice of annual meeting, proxy statement and our 2023 annual report to stockholders may be viewed online at www.envisionreports.com/BRBR and on our website at www.bellring.com. Information on our website does not constitute part of (and shall not be deemed incorporated by reference in) this proxy statement or any other document we file with the SEC. You may find more information about the date, time and location of the annual meeting of stockholders, as well as the items to be voted on by stockholders at the annual meeting, in the section entitled Proxy and Voting Information beginning on page 3 of this proxy statement. There, you also will find information about attending the annual meeting and voting your proxy, including where you may find the individual control numbers necessary to vote your shares by telephone or over the Internet.

If you are a stockholder of record and are interested in receiving future proxy statements and annual reports electronically, you should contact our transfer agent by accessing your account at www.envisionreports.com/BRBR and following the instructions as listed. If you hold shares of our common stock through a broker, bank or other nominee, please refer to the instructions provided by that entity for instructions on how to elect this option.

List of Stockholders

For a period of 10 days prior to the annual meeting, a complete list of the stockholders entitled to vote at the annual meeting will be available and open to the inspection of any stockholder during normal business hours at our principal executive offices at 2503 S. Hanley Road, St. Louis, Missouri 63144. As our principal executive offices may be closed to accommodate remote work at certain times, please contact our corporate secretary by telephone at (314) 644-7600 in advance to arrange for inspection of the list of stockholders. A complete list of stockholders entitled to vote at the annual meeting also will be available at the annual meeting website during the meeting.

Householding

SEC rules allow delivery of a single proxy statement and annual report to stockholders to households at which two or more stockholders reside. Accordingly, stockholders sharing an address who previously have been notified by their broker or its intermediary will receive only one copy of the proxy statement and annual report to stockholders, unless the stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as our expenses. Stockholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such stockholders may receive only one proxy statement and annual report to stockholders. Stockholders who prefer to receive separate copies of the proxy statement and annual report to stockholders, either now or in the future, may request to receive separate copies of the proxy statement and annual report to stockholders by notifying our corporate secretary and those materials will be delivered promptly. Stockholders currently sharing an address with another stockholder who wish to have only one proxy statement and annual report to stockholders delivered to the household in the future also should contact our corporate secretary. Our corporate secretary may be reached by telephone at (314) 644-7600 or by mail at our principal executive offices at BellRing Brands, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attention: Corporate Secretary.

By order of the Board of Directors,

Craig L. Rosenthal
Chief Legal Officer and Secretary

December 14, 2023

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59p.m., Eastern Time, on January 26, 2024 for the BellRing Brands, Inc., 401(k) Plan. Online Go to www.envisionreports.com/BRBR or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/BRBR Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2024 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 – 3. 1. Election of Directors: For Withhold For Withhold For Withhold 01—Shawn W. Conway 02—Thomas P. Erickson 03—Jennifer Kuperman Johnson For Against Abstain For Against Abstain 2. The ratification of the appointment of PricewaterhouseCoopers 3. To consider and vote, on an advisory basis, for the adoption of LLP as our independent registered public accounting firm for a resolution approving the compensation of our named the fiscal year ending September 30, 2024. executive officers, as such compensation is described under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. 4. Any other business properly introduced at the annual meeting. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 03WI5A

2024 Annual Meeting of BellRing Brands, Inc., will be held on Wednesday January 31, 2024, at 9:00 am Central Standard Time virtually via the internet at meetnow.global/M5N5XCG To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/BRBR Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/BRBR IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. BellRing Brands, Inc. + Notice of 2024 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — January 31, 2024 Paul A. Rode and Craig L. Rosenthal, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of BellRing Brands, Inc., to be held on January 31, 2024 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2—3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.